SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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HERBALIFE LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERBALIFE LTD.

March 17, 2011

Dear Fellow Shareholder:

We are pleased to enclose information about the 2011 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., or the Company, to be held on Thursday, April 28, 2011 at 9:00 a.m., Pacific Daylight Time, at the principal executive offices of one of the Company’s U.S. subsidiaries located at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015. As discussed in more detail in the accompanying Proxy Statement, at the Meeting you will be asked to consider proposals to:

1.	Elect four directors, each for a term of three years;

2.	Approve an amendment to the Company’s Amended and Restated 2005 Stock Incentive Plan to increase the authorized number of Common Shares issuable thereunder by 3,200,000 and to provide that full value awards will be counted at a 2.6:1 premium factor against the remaining available share pool;

3.	Effect a two-for-one stock split of the Company’s Common Shares;

4.	Advise as to the Company’s executive compensation;

5.	Advise as to the frequency of shareholder advisory votes on the Company’s executive compensation;

6.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2011;

7.	Re-approve the performance goals under the Herbalife Ltd. Executive Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code; and

8.	Act upon such other matters as may properly come before the Meeting.

MY FELLOW DIRECTORS AND I HAVE UNANIMOUSLY APPROVED THE PROPOSALS INCLUDED HEREIN AND RECOMMEND YOU VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS FOR EACH OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR THE APPROVAL OF PROPOSALS 2, 3, 4, 6 AND 7 AND FOR “1 YEAR” WITH RESPECT TO PROPOSAL 5.

Best Regards,

MICHAEL O. JOHNSON
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

All shareholders are cordially invited to attend the Meeting in person. However, in order to assure your representation at the Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy card.

HERBALIFE LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held Thursday, April 28, 2011

To our Shareholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., a Cayman Islands exempted limited liability company, or the Company, will be held on Thursday, April 28, 2011 at 9:00 a.m., Pacific Daylight Time, at the principal executive offices of one of the Company’s U.S. subsidiaries located at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 for the following purposes:

1.	Elect four directors, each for a term of three years;

2.	Approve an amendment to the Company’s Amended and Restated 2005 Stock Incentive Plan to increase the authorized number of Common Shares issuable thereunder by 3,200,000 and to provide that full value awards will be counted at a 2.6:1 premium factor against the remaining available share pool;

3.	Effect a two-for-one stock split of the Company’s Common Shares;

4.	Advise as to the Company’s executive compensation;

5.	Advise as to the frequency of shareholder advisory votes on the Company’s executive compensation;

6.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2011;

7.	Re-approve the performance goals under the Herbalife Ltd. Executive Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code; and

8.	Act upon such other matters as may properly come before the Meeting.

Each of the above proposals will be proposed as Ordinary Resolutions as permitted by the Companies Law (2010 Revision).

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on February 28, 2011, are entitled to notice of and to vote at the Meeting and any subsequent adjournment(s) or postponement(s) thereof.

All shareholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy card.

Sincerely,

BRETT R. CHAPMAN
General Counsel and Corporate Secretary

Los Angeles, California
March 17, 2011

HERBALIFE LTD.

PROXY STATEMENT FOR 2011
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Herbalife Ltd., also referred to as we, our, us, Herbalife or the Company, is calling its 2011 Annual General Meeting of Shareholders, or the Meeting, to be held on Thursday, April 28, 2011 at 9:00 a.m., Pacific Daylight Time, at the principal executive offices of one of the Company’s U.S. subsidiaries located at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015.

At the Meeting, our shareholders will be asked to consider proposals to:

1.	Elect four directors, each for a term of three years;

2.	Approve an amendment to the Company’s Amended and Restated 2005 Stock Incentive Plan to increase the authorized number of Common Shares issuable thereunder by 3,200,000 and to provide that full value awards will be counted at a 2.6:1 premium factor against the remaining available share pool;

3.	Effect a two-for-one stock split of the Company’s Common Shares;

4.	Advise as to the Company’s executive compensation;

5.	Advise as to the frequency of shareholder advisory votes on the Company’s executive compensation;

6.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2011;

7.	Re-approve the performance goals under the Herbalife Ltd. Executive Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code; and

8.	Act upon such other matters as may properly come before the Meeting.

Our Board of Directors unanimously recommends that you vote for each of the director nominees named herein, for the approval of proposals 2, 3, 4, 6 and 7 and for “1 Year” with respect to proposal 5. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and proxy card.

You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed above and outlined herein. This Proxy Statement is dated March 17, 2011, and is first being made available to shareholders of the Company on or about March 18, 2011. A Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting was mailed to shareholders of the Company on or about March 18, 2011, which contained instructions on how to access our proxy materials, including our Proxy Statement and Annual Report.

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting.  This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Thursday, April 28, 2011, at 9:00 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at the principal executive offices of one of the Company’s U.S. subsidiaries at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015. Our telephone number is (213) 745-0500.

Internet Availability of Proxy Materials.  Under rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On March 18, 2011, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report.

Record Date and Voting Securities.  Only shareholders of record at the close of business on February 28, 2011, or the Record Date, are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of the Record Date 59,090,332 Common Shares were issued and outstanding and held of record by 798 registered holders.

Voting.  Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares on matters such as the ratification of the appointment of independent registered public accountants, even if the broker or nominee does not receive voting instructions from you.

Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and “broker non-votes” will not affect the outcome of the election. The advisory vote on the frequency of advisory votes on the Company’s executive compensation will also be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the shareholders to the Board of Directors. Abstentions and “broker non-votes” will not affect the outcome of this proposal.

In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote. In determining the outcome of such proposals, abstentions have the effect of a negative vote. “Broker non-votes” will not affect the outcome of any such proposals.

The results of the advisory votes on the Company’s executive compensation and on the frequency of advisory votes on the Company’s executive compensation are not binding on the Board of Directors.

Revocability of Proxies.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, (b) granting a subsequent proxy through the Internet or telephone or (c) attending the Meeting and voting in person.

Solicitation Expenses.  This solicitation of proxies is made by the Board of Directors and all related costs will be borne by the Company. Proxies may be solicited by certain of our directors, officers, and regular employees, without additional compensation, in person, by telephone, facsimile, or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Additional Information.  This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Additional Information — Annual Report, Financial and Additional Information.”

Important Notice Regarding the Availability of Proxy Materials for the Annual General
Meeting of Shareholders to Be Held on April 28, 2011.
The Proxy Statement and Annual Report to Shareholders are available at
http://bnymellon.mobular.net/bnymellon/hlf

PROPOSAL 1:

THE ELECTION OF DIRECTORS

Generally

Our Amended and Restated Memorandum and Articles of Association, or the Memorandum and Articles of Association, presently provide for not less than one nor more than fifteen directors. The Board of Directors has, by resolution, presently fixed the number of directors at nine. The Memorandum and Articles of Association divide the Board of Directors into three classes, with the terms of office of each class of directors ending in different years. Currently each class has three directors; however, effective at the Meeting, the board will consist of ten directors, with Class I expanding to four directors and Class II and Class III each continuing to have three directors. The current terms of office of Class I directors end at the Meeting. The current terms of office of Classes II and III directors end at the annual general meetings in 2012 and 2013, respectively.

The nominees for Class I directors are to be voted upon at the Meeting. The Board of Directors has nominated Michael O. Johnson, John Tartol, Carole Black and Michael J. Levitt for election as Class I directors to serve three-year terms expiring at the 2014 annual general meeting. The Company did not receive any shareholder nominations for director. Lawrence M. Higby, a Class I director, has notified the Board of his decision not to stand for reelection.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy card does not permit shareholders to vote for a greater number of nominees than four. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, which are available on the Company’s website www.herbalife.com, by following the links through “Investor Relations” to “Corporate Governance,” include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational, and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee believes that it is essential that Board members represent diverse viewpoints. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the nominating and corporate governance committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the nominating and corporate governance committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “The Board of Directors — Board Committees — Nominating and Corporate Governance Committee.”

The table below sets forth information about the four nominees and the directors whose terms of office continue beyond the Meeting including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such nominee/director should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MICHAEL O. JOHNSON, JOHN TARTOL, CAROLE BLACK AND MICHAEL J. LEVITT.

NOMINEES

Name and Experience	Class	Director Since

Michael O. Johnson, age 56, is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officers and became Chairman of the Board in May 2007. Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans until March 19, 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College. Mr. Johnson’s qualifications to serve on our Board of Directors include his eight years of experience as our Chairman and Chief Executive Officer, which provides the Board with essential insight into the day-to-day operations of the Company as well as a broad based understanding of our business. Mr. Johnson also has significant experience in international business matters, which brings important knowledge to our Board regarding international business matters, which is particularly relevant to the Board in light of the Company’s operations across 75 countries worldwide.
	I	2003
John Tartol, age 59, has been an independent Herbalife distributor for 29 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a Bachelor’s degree in finance from the University of Illinois. Mr. Tartol’s qualifications to serve on our Board of Directors include his 29 years of experience as an Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent distributors, the ultimate drivers of our business, to the Board.
	I	2003

Name and Experience	Class	Director Since

Carole Black, age 67, is the former President and Chief Executive Officer of Lifetime Entertainment Services. Ms. Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and in various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a director of Time Warner Cable Inc. since July 2006. Ms. Black’s qualifications to serve on our Board of Directors include her prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and her service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	I	—
Michael J. Levitt, age 52, is the Chairman and Chief Executive Officer of Stone Tower Capital LLC. Mr. Levitt founded Stone Tower in 2001 as an alternative investment management firm. Prior to forming Stone Tower, Mr. Levitt was a partner with the private equity firm Hicks, Muse, Tate and Furst Incorporated, from 1996 to 2001. Prior to joining Hicks Muse, Mr. Levitt served as a Managing Director and the Co-Head of the Investment Banking Division of Smith Barney Inc. from 1993 to 1995, with responsibility for the advisory, private equity sponsor and leveraged finance activities of the firm. Prior thereto, Mr. Levitt was a Managing Director with Morgan Stanley & Co. He was responsible for the firm’s corporate finance, merger and acquisition and leveraged finance activities with private equity firms and non-investment grade companies. From October 2001 to March 2006, Mr. Levitt served as the lead outside director and chairman of the audit committee for IDT Corporation. Mr. Levitt also served as director to Alternative Asset Management Acquisition Corp. from March 2007 to May 2009. He served as Chairman of the Board from October 2009 to April 2010 of 57th Street General Acquisition Corp. In addition, he serves on the board for Great American Group, Inc. (July 2009 — present) and NXTM LLC (January 2010 — present). Mr. Levitt received his undergraduate and Juris Doctor Degrees from the University of Michigan. Mr. Levitt’s qualifications to serve on our Board of Directors include his significant consumer products investment experience, which is relevant to the Company’s business operations in selling packaged food and nutritional supplement products; his service as a Chief Executive Officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his past professional financial experience, which provides the Board with valuable knowledge of financial matters.
	I	—

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Pedro Cardoso, age 44, has been an independent Herbalife distributor for 19 years and a member of the Company’s Chairman’s Club since 2005. Mr. Cardoso has built a successful organization of Herbalife independent distributors in more than 20 countries. He has been active in training Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife. He is also an active volunteer for the Herbalife Family Foundation. Prior to joining Herbalife, Mr. Cardoso served as the Transportation Supervisor of the Avon Company from 1990 to 1992. He received his degree in applied mathematics from the Autonomous University of Lisbon. Mr. Cardoso’s qualifications to serve on our Board of Directors include his 19 years of experience as an Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent distributors, the ultimate drivers of our business, to the Board.
	II	2009
Murray H. Dashe, age 68, currently retired, has been a member of the Board of Directors of Union Bank of California NA since 2006. Mr. Dashe was a member of the Board of Directors of Longs Drug Stores Corporation from August 2002 until November 2008 and served as its Lead Independent Director from May 2006 through November 2008. From 1997 to 2005 he was with Cost Plus World Market where he had served as a director and Vice Chairman since June 1997, its President since September 1997 and as its Chairman, President and Chief Executive Officer since January 1998. Mr. Dashe received his Bachelor of Arts in Economics from Albright College and his Master of Arts in Industrial Relations from Saint Francis University. Mr. Dashe’s qualifications to serve on our Board of Directors include his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities and his service on other public company boards, including as a lead independent director, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	II	2009
Colombe M. Nicholas, age 66, has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., since 2002. Prior to joining Financo, Ms. Nicholas served as the President and Chief Executive Officer of The Anne Klein Company from 1996 to 1999. Prior to that role she served as the President and Chief Executive Officer of Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corp., and President and Chief Executive Officer of Christian Dior New York. Ms. Nicholas currently serves on the board of Tandy Brand Accessories and the Business Advisory Board of the University of Cincinnati College of Law. From November 2004 through March 2007 Ms. Nicholas served on the Board of Directors of Mills Corp., and from June 2004 until June 2007 served on the Board of Directors of Oakley, Inc. She received a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island. Ms. Nicholas’s qualifications to serve on our Board of Directors include her significant consumer marketing experience, which is relevant to the Company’s business operations in selling packaged food and nutritional supplement products; her prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and her service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	II	2006

Name and Experience	Class	Director Since

Leroy T. Barnes, Jr., age 59, is the retired Vice President and Treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche, Ross & Co., a predecessor of Deloitte & Touche. Mr. Barnes received his Bachelor’s and Master’s degrees from Stanford University, and his MBA from Stanford Business School. Mr. Barnes is a member of the boards of directors of the McClatchy Newspaper Company, Inc., a newspaper and Internet publisher, and Frontier Communications, Inc., a telecommunications-focused company, and was a member of the board of directors of Longs Drug Stores Corporation from February 2002 through October 2008. Mr. Barnes’ qualifications to serve on our Board of Directors include his past professional financial experience, which provides the Board with valuable knowledge of financial matters, as well as his experience serving on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	III	2004
Richard P. Bermingham, age 71, currently retired, has over 40 years of business experience. Mr. Bermingham has been engaged in real estate development and investing activities as a private investor during the past several years. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of this publicly traded company for the period from 1987 to 1994. Mr. Bermingham currently serves on the boards of Special Value Expansion Fund, LLC, Interactive Health, Inc. and Joe’s Crab Shack. Additionally, Mr. Bermingham served on the board of EaglePicher Corp. until 2010 and the Advisory Board of Missouri River Plastics until March 2007. Mr. Bermingham was a certified public accountant and received his Bachelor of Science degree from the University of Colorado. Mr. Bermingham’s qualifications to serve on our Board of Directors include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling, and in certain circumstances manufacturing, packaged food and nutritional supplement products; his past professional financial experience, which provides the Board with important knowledge regarding financial reporting rules and also qualify him as an Audit Committee Financial Expert; his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	III	2004

Name and Experience	Class	Director Since

Jeffrey T. Dunn, age 53, has served as the President and Chief Executive Officer of W.M. Bolthouse Farms, LLC, a premium fresh produce grower and processor located in Bakersfield, California, since May 2008. From January 2006 through December 2007, Mr. Dunn served as the President and Chief Executive Officer of Ubiquity Brands, Inc., the parent company of Jay Foods, Inc., the Midwest’s premier manufacturer and distributor of a full line of snacks. From March 2004 until January 2006, Mr. Dunn was a Managing Partner of Grassy Lake Partners, an investment and consulting firm. From 1985 to 2004, Mr. Dunn held a variety of senior executive positions with The Coca-Cola Company, serving most recently as Executive Vice President, and President and Chief Operating Officer of Coca-Cola North America and previously serving as President and Chief Operating Officer of Coca-Cola Americas. Mr. Dunn received his Bachelor’s degree in business administration from the University of Georgia and his MBA from Pepperdine University. Mr. Dunn serves on the Morehouse College board of trustees and the board of advisors for the Goizueta School of Business at Emory University. Mr. Dunn’s qualifications to serve on our Board of Directors include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling, and in certain circumstances manufacturing, packaged food and nutritional supplement products; his significant knowledge and experience regarding international business matters, which is relevant to the Company in light of its operations across 75 countries worldwide; and his service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities.
	III	2009

THE BOARD OF DIRECTORS

Director Independence

Our Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham, Dashe, Dunn and Higby and Ms. Nicholas is independent under section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence, which are included as part of our Principles of Corporate Governance that are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance.” Our Board of Directors also affirmatively determined that each of Ms. Black and Mr. Levitt is independent under the NYSE Listed Company Manual and the Company’s Categorical Standards in connection with approving the nomination of Ms. Black and Mr. Levitt to serve as members of the Board of Directors. The NYSE’s independence guidelines and the Company’s Categorical Standards include a series of objective tests, such as the person is not an employee of the Company and has not engaged in various types of business dealings involving the Company which would prevent the person from being an independent director. The Board of Directors has affirmatively determined that none of the foregoing directors or nominees had any relationship with the Company that would classify him or her as not independent.

Board Meetings

The Board of Directors met five times during fiscal 2010. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on such committees. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. All members of the Board of Directors attended the 2010 annual general meeting.

It is the policy of the Board of Directors to hold four regularly scheduled meetings, each of which include an executive session of non-management directors without the presence of management as well as a session of only the independent directors. Additional meetings of the Board of Directors, executive sessions of non-management directors and sessions of independent directors may be held from time to time as required or determined to be necessary. The Board of Directors has created the position of Lead Director to preside over executive sessions of non-management directors. The position is filled by an independent director elected by the independent directors serving a two year term. Richard P. Bermingham currently serves as the Lead Director and his term is scheduled to expire in April 2011 following the Meeting.

Board Leadership

Currently Mr. Johnson serves as our Chairman and CEO. The Board has determined that a board leadership structure featuring a single leader as Chairman and CEO combined with a Lead Director best serves the interests of the Company and its shareholders. Combining the roles of Chairman and CEO makes clear that the individual serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other executive officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management.

In addition, the Board believes this structure is appropriate for the Company as the CEO is the person most knowledgeable about the Company and its business and is therefore the individual best able to provide guidance for productive Board meetings. The unique nature of the Company’s direct selling business model requires that the Chairman and CEO have forged a close relationship with, and obtain and maintain the trust of, the Company’s independent distributors.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director elected for a two year term by the independent directors. The Lead Director chairs the Board meetings during all executive sessions and when the Chairman and CEO is unable to participate in Board meetings, and is a contact point for shareholders and third parties who may desire to contact the Board independently of the Chairman and CEO. Mr. Bermingham, who has extensive business experience, including in the capacity of a CEO, currently serves as the Lead Director. The responsibilities of the Lead Director, include:

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors;

•	setting the agenda for and leading the non-management and independent director sessions held by the Board regularly, and briefs the Chairman and CEO on any issues arising from those sessions;

•	acting as the principal liaison to the Chairman and CEO for the views, and any concerns and issues, of the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	being available for consultation and communication with major shareholders as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board periodically reviews the structure of Board and Company leadership as part of the succession planning process.

The Board’s Role in Risk Oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value and to support the achievement of strategic objectives and to improve long-term organizational performance. The first aspect of the Board’s approach to risk management is to determine the appropriate level of risk for the Company generally, followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s consensus as to appropriate levels of risk as to specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business, focusing on risks arising out of various aspects of the Company’s strategic plan and its implementation, including financial, legal/compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout our business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board committees also have responsibility for risk management in certain areas. In particular, the audit committee focuses on financial risk, including internal controls and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risk profile drives the internal audit plan for the coming year. The audit committee also handles violations of the Company’s Code of Ethics and related corporate policies. Finally, the compensation committee periodically reviews compensation practices and policies to confirm that they do not encourage excessive risk taking. Management regularly reports on each such risk to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

2010 Director Compensation

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2010.

	Fees
	Earned or
	Paid in	Option/SAR
Name	Cash ($)	Awards ($)(1)	Total ($)

Leroy T. Barnes, Jr.	110,133	100,000	210,133
Richard P. Bermingham	129,034	100,000	229,034
Pedro Cardoso	67,500	100,000	167,500
Murray H. Dashe	99,000	100,000	199,000
Jeffrey T. Dunn	101,762	100,000	201,762
Lawrence M. Higby	86,958	100,000	186,958
Colombe M. Nicholas	84,121	100,000	184,121
John Tartol	70,833	100,000	170,833

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

Each non-management director received (i) $60,000 per year for services as a director and $5,000 for each Board committee on which the director serves and an additional $20,000 per year for the Lead Director, an additional $15,000 per year for the chair of the audit committee, an additional $10,000 per year for the chair of the compensation committee and an additional $5,000 per year for the chair of the nominating and corporate governance committee, (ii) $1,500 for each Board meeting attended by the director in person or $1,000 per Board meeting attended telephonically, (iii) $2,500 for each audit committee meeting attended either in person or telephonically and (iv) $1,500 for each compensation committee and for each nominating and corporate governance committee meeting attended either in person or telephonically. Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming twelve consecutive months of service from the date the particular membership or service commences. Cash fees for attending Board or committee meetings are paid in the month following the meeting date. Non-management directors also receive a $100,000 equivalent annual equity grant pursuant to the Company’s Amended and Restated Non-Management Directors Compensation Plan, which is part of the Herbalife Ltd. Amended and Restated 2005 Stock Incentive Plan. Prior to 2009, the annual equity grant was made in the form of restricted stock units, or RSUs. Since 2009, the annual equity grant has been made in the form of stock-settled stock appreciation rights, or SARs, with a grant date fair value (as determined for financial reporting purposes) of $100,000, which vest in four equal installments of 25% on July 15 and October 15 of the year of grant and January 15 and April 15 of the following year.

The Company has adopted stock ownership guidelines applicable to each non-management director. Specifically, each non-management director is encouraged to hold Common Shares and/or vested equity awards with a value equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors. Each non-management director that has served on our Board for more than two years is compliant with these guidelines.

The table below summarizes the equity-based awards held by the Company’s non-management directors as of December 31, 2010.

	Options/Stock Appreciation Rights Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options/SARs	Options/SARs
	(#)	(#)	Exercise	Expiration
Name	Exercisable	Un-Exercisable	Price ($)	Date

Leroy T. Barnes, Jr.	—	29,412	13.64	02/27/2019
Leroy T. Barnes, Jr.	3,266	3,266	45.88	05/07/2020
Richard P. Bermingham	7,500	—	14.00	12/15/2014
Richard P. Bermingham	—	29,412	13.64	02/27/2019
Richard P. Bermingham	3,266	3,266	45.88	05/07/2020
Pedro Cardoso	3,266	3,266	45.88	05/07/2020
Murray H. Dashe	—	14,288	19.82	04/30/2019
Murray H. Dashe	3,266	3,266	45.88	05/07/2020
Jeffrey T. Dunn	—	2,085	41.80	11/11/2019
Jeffrey T. Dunn	3,266	3,266	45.88	05/07/2020
Lawrence M. Higby	—	31,605	12.62	03/10/2019
Lawrence M. Higby	3,266	3,266	45.88	05/07/2020
Colombe M. Nicholas	—	29,412	13.64	02/27/2019
Colombe M. Nicholas	3,266	3,266	45.88	05/07/2020
John Tartol	3,266	3,266	45.88	05/07/2020

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Richard P. Bermingham in his capacity as the Lead Director, may do so by writing to Herbalife Ltd., c/o Corporate Secretary, 800 W. Olympic Blvd, Suite 406, Los Angeles, CA 90015, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling communications received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the audit committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the Board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee.

Audit Committee

During 2010, the audit committee consisted of Messrs. Barnes, Bermingham, Dashe and Higby, each of whom is independent as discussed above under “— Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham, Dashe and Higby is financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The principal duties of the audit committee are as follows:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2010, the audit committee met four times.

Nominating and Corporate Governance Committee

From January 1, 2010 through April 28, 2010, the nominating and corporate governance committee consisted of Mme. Nicholas and Messrs. Barnes and Bermingham. Since April 29, 2010, the nominating and corporate governance committee has consisted of Mme. Nicholas and Messrs. Barnes and Dunn. Each director who served on the nominating and corporate governance committee in 2010 is independent as discussed above under “— Director Independence.” The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

In identifying candidates to serve on the Board, the nominating and corporate governance committee first determines the evolving needs of the Board taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail above under “Proposal 1: The Election of Directors — Director Qualifications.” Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as by management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time. Carole Black and Michael J. Levitt were both introduced to the nominating and corporate governance committee and recommended for consideration by our Chairman and Chief Executive Officer, Mr. Johnson.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Memorandum and Articles of Association should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under “Additional Information — Shareholder Nominations.”

The Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2010, the nominating and corporate governance committee met four times.

Compensation Committee

From January 1, 2010 through April 28, 2010, the compensation committee consisted of Mme. Nicholas and Messrs. Bermingham, Dashe and Higby. From April 29, 2010 through May 7, 2010, the compensation committee consisted of Messrs. Bermingham, Dashe, Dunn and Higby. Since that date, the compensation committee has consisted of Messrs. Bermingham, Dashe and Dunn. Each director who served on the compensation committee in 2010 is independent as discussed above under “— Director Independence.” The principal duties of the compensation committee are as follows:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of certain executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee regulatory compliance with respect to executive compensation matters; and

•	to review the compensation of directors.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” Among other duties, the compensation committee is responsible for making the initial risk assessment of the Company’s compensation programs and determining whether those programs require modification to remain consistent with the Board’s determinations as to the levels of risk that are appropriate for the Company. In its assessment, the compensation committee reviewed the Company’s compensation structure and noted numerous ways in which risk is potentially mitigated by practices and policies that include: the balanced mix between short- and long-term incentives; the use of multiple performance measures for the CEO’s annual incentive; strong internal controls; the use of stock ownership guidelines; and the existence of an anti-hedging policy. In light of its analysis, the committee believes that the architecture of the Company’s compensation programs provide various safeguards to protect against undue risk. In fiscal 2010, the compensation committee met seven times.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2010, Mme. Nicholas and Messrs. Bermingham, Dashe, Dunn and Higby served on the compensation committee of the Board of Directors. During the fiscal year ended December 31, 2010, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

Our Board of Directors has adopted a resolution unanimously approving, and is recommending to the shareholders for their approval, a proposed amendment to the Company’s Amended and Restated 2005 Stock Incentive Plan, or the 2005 Plan, to increase the number of Common Shares authorized for issuance upon the exercise of any stock options, SARs, restricted stock, RSUs or dividend equivalents granted thereunder by 3,200,000 Common Shares and to revise the share counting formula under the 2005 Plan to provide that, from and after amendment of the 2005 Plan by shareholders, each Common Share issued under a full value award will be counted as 2.6 Common Shares. The proposed amendment is subject to approval by the shareholders at the Meeting.

The proposed amendment to the 2005 Plan would increase the aggregate number of Common Shares authorized for issuance under the 2005 Plan by 3,200,000 Common Shares (without giving effect to the proposed two-for-one stock split of the Common Shares). If approved, the additional Common Shares will be issuable in connection with each type of award authorized to be granted pursuant to the 2005 Plan. This increase is proposed to provide sufficient Common Shares to cover new award grants to enable the Company to attract, retain and motivate directors, officers, employees and consultants by providing for or increasing their economic interests in the success of the Company.

Purposes and Effects of the Amendment of the 2005 Plan

The Company currently maintains one active stock incentive plan for the purpose of granting stock-based compensation awards, the 2005 Plan, which was originally approved by the shareholders on November 2, 2005. The following table includes information regarding outstanding equity awards (including awards under the 2005 Plan and the Company’s prior stock incentive plans) and shares available for future awards under the 2005 Plan (there are no additional shares available for grant under any of the prior stock inventive plans) as of February 28, 2011 and without giving effect to approval of the proposed amendment to the 2005 Plan or the proposed two-for-one stock split of the Common Shares:

Total Common Shares underlying outstanding stock options and SARs	6,305,493
Weighted average exercise price of outstanding stock options and SARs	$28.73
Weighted average remaining contractual life of outstanding stock options and SARs	5.5
Total Common Shares underlying outstanding unvested RSU awards	472,501
Total Common Shares underlying outstanding vested RSU awards with deferred settlement	51,492
Total Common Shares currently available for grant	891,441

The Company believes that incentives and stock-based compensation awards motivate its directors, officers, employees and consultants to focus on the objective of creating shareholder value and promoting the success of the Company. The Company also believes that incentive compensation plans are an important tool for attracting, retaining and motivating highly qualified and skilled directors, officers, employees and consultants. As noted above, the Board of Directors approved the proposed amendment of the 2005 Plan, in part, because the number of shares available under the 2005 Plan as currently in effect does not provide flexibility to adequately provide for future incentives or hirings.

Additional Plan Disclosure

The following table sets forth information regarding awards granted and earned over the last three fiscal years.

Equity Awards Granted and Earned

	Fiscal	Fiscal	Fiscal
	2008	2009	2010
	(thousands)	(thousands)	(thousands)

Service-based SARs granted	1,127.7	1,544.6	890.1
Performance-based SARs granted(1)	759.8	—	—
Performance-based SARs earned(1)	363.7	—	—
Service-based RSUs granted	514.1	437.8	121.1

(1)	These SARs do not vest and are forfeited unless specified share price levels are attained during the four years following their grant date. As of December 31, 2010, the share price precondition had been met as to 363,670 of these SARs. In 2008, 759,790 SARs were granted to Mr. Johnson that vest on March 27, 2012, provided that, during the four years following their grant date, (i) as to 363,670 SARs, the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $67.33, and (ii) as to 396,120 SARs, the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $80.43.

Plan Features and Grant Practices that Promote Good Corporate Governance

The 2005 Plan and the Company’s grant practices include a number of features intended to promote good corporate governance:

•	The number of additional shares requested, 3,200,000, represents only an additional 4.4% of overhang (i.e., the dilutive effect these additional shares would have on the Company’s shareholders).

•	Any additional grants of full value awards are counted at a 2.6:1 premium factor against the remaining available share pool.

•	The 2005 Plan does not permit the use of discounted stock options or SARs (other than in connection with the assumption and substitution of options held by employees of an acquired company), the use of dividend equivalents on stock options or SARs, or the use of reload stock options.

•	Any performance-based restricted stock or RSU awards are subject to at least a one-year performance period. Although there is no minimum vesting period for time-based awards, in practice, grants of awards (whether time-based or performance-based) under the 2005 Plan to executive officers and other members of senior management have incorporated either a two or three year vesting schedule.

•	The 2005 Plan does not include provisions frequently labeled as “liberal share counting” provisions by institutional investors (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligations of grants). The only Common Shares that are added back to the equity pool under the 2005 Plan are Common Shares subject to awards that are cancelled or forfeited or for awards paid in cash rather than Common Shares.

•	The 2005 Plan does not allow for the transfer of options or other equity awards to third parties for value or consideration The transfer of awards, if at all, is limited to transfers by will or the laws of descent and distribution.

•	The 2005 Plan specifically prohibits repricing of stock options or SARs without shareholder approval and specifically prohibits the replacement of underwater stock options or SARs with cash or awards with lower exercise prices.

•	All of the Company’s current equity compensation programs are funded by grants under a shareholder approved program.

Section 162(m)

The Board of Directors continues to believe that it is in the best interests of the Company and its shareholders to continue to provide for a stock incentive plan under which stock-based compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2005 Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards of restricted stock, stock units, and performance units under the 2005 Plan, each of these aspects is discussed below, and shareholder approval of this proposal will be deemed to constitute re-approval of each of these aspects of the 2005 Plan for purposes of the approval requirements of Section 162(m).

Summary of the 2005 Plan

The following summary of the material provisions of the 2005 Plan, as proposed to be amended, is qualified in its entirety by the complete text of the 2005 Plan, a copy of which is available as Exhibit 99.1 to our Current Report on Form 8-K filed on April 29, 2010, and the proposed amendment attached hereto as Appendix A. The following summary does not, however, give effect to the stock split contemplated in proposal 3.

General.  The 2005 Plan provides for the grant of incentive stock options, nonqualified stock options, SARs, restricted stock, stock units, performance units and dividend equivalents. Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonqualified stock options are stock options that are not intended to qualify as incentive stock options under the Code. See “— Federal Income Tax Consequences of the 2005 Plan” for a discussion of the tax treatment of awards that may be granted under the 2005 Plan.

Eligibility.  Any person who is a current or prospective director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be selected as a recipient of an award under the 2005 Plan. Incentive stock options may only be granted to employees of the Company and its subsidiaries that are at director level and above and where participation in the 2005 Plan is permitted by local law. As of February 28, 2011, there were approximately 264 eligible plan participants.

Shares Subject to the 2005 Plan.  Currently, the maximum number of Common Shares that may be issued pursuant to awards granted under the 2005 Plan is 4,700,000, plus (i) any shares that remained available for issuance under the Company’s 2004 Stock Incentive Plan, or the 2004 Plan, and (ii) any awards under the 2004 Plan that expire or are forfeited, terminated or otherwise cancelled, or that are settled in cash in lieu of Common Shares. The number of Common Shares described in clauses (i) and (ii) above are collectively referred to herein as the Additional Common Shares. To date, 3,238,990 Additional Common Shares have become available for grant under the 2005 Plan. The maximum number of Common Shares that may be issued pursuant to awards granted under the 2005 Plan will be 7,900,000 plus any Additional Common Shares, for a total of 11,138,990 Common Shares. In addition, Common Shares issuable under the 2005 Plan are subject to certain adjustments for corporate transactions, as described in “— Adjustments.”

Any Common Shares subject to awards under the 2005 Plan that expire or are forfeited, terminated or otherwise cancelled, or that are settled in cash in lieu of Common Shares, will become available for subsequent awards under the 2005 Plan. However, Common Shares subject to awards under the 2005 Plan that are not issued upon the net settlement or net exercise of options or SARs, Common Shares that are delivered to or retained by the Company to pay the exercise price or withholding taxes related to awards and Common Shares repurchased on the open market with the proceeds of option exercises, will not be available for additional grants under the 2005 Plan.

As amended, the 2005 Plan provides that each Common Share issued under awards other than options or SARs will count against the number of Common Shares available under the 2005 Plan as two and six-tenths (2.6) Common Shares. Common Shares issued under options or SARs count against the Common Shares available under the 2005 Plan as one (1) Common Share. Any Common Shares that again become available for grant under the 2005 Plan shall be added back as one (1) Common Share if such shares were subject to options or SARs, and, as amended, as two and six-tenths (2.6) Common Shares if such shares were subject to awards other than options or SARs.

The 2005 Plan also provides for a per person, per year limit on Common Shares subject to all awards granted under the 2005 Plan of 1,250,000, and a per person, per year limit on the amount, in cash, that may be payable pursuant to that portion of a performance unit that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of $5,000,000.

Administration.  The 2005 Plan is administered by the compensation committee, or in the absence of a compensation committee, the Board of Directors itself. Such administering body of the 2005 Plan is referred to in this “Summary of the 2005 Plan” as the Committee. However, (i) with respect to any award that is intended to satisfy SEC Rule 16b-3, the Committee must consist solely of two or more directors, each of whom is a “non-employee director” for purposes of Rule 16b-3; and (ii) with respect to any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee must be consist solely of two or more directors, each of whom is an “outside director” for purposes of Section 162(m).

The Committee has full and final authority to administer the 2005 Plan to, among other things: prescribe rules relating to the 2005 Plan; select the persons to whom awards will be granted under the 2005 Plan; grant awards; determine the terms and conditions of those awards and whether any such terms and conditions, such as performances goals, have been satisfied; interpret and construe the 2005 Plan; and exercise its discretion with respect to powers and rights granted to it under the 2005 Plan.

Stock Options.  The 2005 Plan authorizes the Committee to grant incentive stock options and nonqualified stock options. The terms and conditions of options granted under the 2005 Plan will be determined by the Committee in its discretion, subject to certain restrictions contained in the 2005 Plan. Among the restrictions on the Committee’s discretion are the following:

•	Exercise Price. The per Common Share exercise price for options may not be less than 100% of the fair market value of a Common Share on the date of grant, except in the case of an option granted to an employee of a company acquired by the Company in assumption and substitution of an option held by such employee at the time such company is acquired.

•	Option Term. An option must expire within 10 years of its date of grant.

•	No Repricing. The 2005 Plan prohibits the repricing of outstanding options other than in connection with certain corporate transactions as described in “— Adjustments.” The prohibition on repricing also include a prohibition on replacing an underwater option with cash or an option with a lower exercise price.

The exercise price of an option may be paid through various means specified by the Committee, including in cash, by delivery of Common Shares previously acquired by the optionee or by cashless exercise procedures permitted and established by the Committee.

Stock Appreciation Rights, or SARs.  The 2005 Plan authorizes the Committee to grant SARs. A SAR represents the right to receive, upon exercise, an amount equal to the difference between the value of a Common Share on the date of exercise and the exercise price of the SAR, subject to limitations imposed by the Committee in its discretion. SARs may be granted alone or in tandem with other awards granted under the 2005 Plan. In general, the Committee determines, in its discretion, the terms and conditions of SARs granted under the 2005 Plan, subject to the terms of the 2005 Plan, including the same restrictions applicable with respect to options granted under the 2005 Plan described above. SARs granted in tandem with an option will have the same terms and conditions as the option with respect to which it was granted. SARs may be settled in Common Shares, cash or a combination thereof, as determined by the Committee.

Restricted Stock and Stock Units.  The 2005 Plan authorizes the Committee to grant awards of restricted stock and stock units with time-based vesting or performance-based vesting. A stock unit represents the right to receive a specified number of Common Shares upon vesting or at a later date permitted in the award agreement. Restricted stock and stock units may be settled in Common Shares, cash, or a combination thereof, as determined by the Committee. The terms and conditions of restricted stock and stock units will be determined by the Committee in its discretion, subject to certain restrictions contained in the 2005 Plan. Among the restrictions on the Committee’s discretion are the following:

•	Minimum Performance Period. Restricted stock and stock units that are subject to performance conditions may not be earned for a performance period of less than one year from the date of grant, except in the event of a Change of Control or the grantee’s death or disability.

•	Voting and Dividend Rights. Unless otherwise determined by the Committee, awards of restricted stock will have full voting and dividend rights.

Performance Units.  The 2005 Plan authorizes the Committee to grant performance units payable in cash, Common Shares, or a combination thereof, based upon the achievement of specified performance goals during a specified performance period. Subject to the 2005 Plan, the performance goals, performance period and other terms and conditions applicable to performance awards will be specified by the Committee and set forth in the award agreement. Subject to the terms of the 2005 Plan, the performance goals, performance period and other terms and conditions of performance units will be determined by the Committee in its discretion; provided that the performance period shall not be less than one year.

Performance-Based Awards.  Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the officers named in its Proxy Statement other than the chief financial officer. The limit is $1 million per officer per year, with certain exceptions. This deductibility cap does not apply to “performance-based compensation,” if approved in advance by the Company’s shareholders. The 2005 Plan provides that all or a portion of an award of performance units or an award of restricted stock or stock units that are subject to performance-based vesting may be designed to qualify as deductible “performance-based compensation.”

The performance criteria for that portion of any award of performance units, restricted stock or stock units that is intended to qualify as deductible performance-based compensation will be a measure based on one or more Qualifying Performance Criteria (as defined below). Notwithstanding satisfaction of any performance goals, the number of Common Shares granted, issued, retained and/or vested under an award of restricted stock, stock units, and the amount paid under an award of performance units, may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. No award of performance units, restricted stock or stock units granted under the 2005 Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code will be payable unless the Committee certifies in writing that the applicable performance goals have been satisfied.

Qualifying Performance Criteria.  The performance criteria, or Qualifying Performance Criteria, for any award of restricted stock, stock units or performance units that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in FASB ASC Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the applicable year.

Dividend Equivalents.  The 2005 Plan authorizes the Committee to grant dividend equivalents independently or in tandem with any award other than an award of stock options or SARs. Dividend equivalents are payable in cash, Common Shares or stock units in an amount equivalent to the dividends that would have been paid on Common Shares had the shares been outstanding from the date an award was granted. Dividend equivalents may be granted with conditions as determined by the Committee, including that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares.

Adjustments.  Upon an increase or decrease in the number of issued Common Shares resulting from a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, cash dividends) or otherwise, the number of Common Shares authorized for issuance under the 2005 Plan, and the number of Common Shares covered by each outstanding award and the price per Common Share covered by each outstanding award, shall be proportionately adjusted by the Committee to reflect such increase or decrease.

Change of Control.  Unless otherwise provided for under the terms of the transaction, the Committee may provide that any or all of the following shall occur in connection with a Change of Control of the Company, or upon termination of an award recipient’s employment following a Change of Control:

•	the acceleration of the vesting and/or exercisability of any outstanding award such that it will become fully vested and/or immediately exercisable as to all or a portion of the Common Shares covered thereby;

•	the substitution of shares of the surviving or successor company for Common Shares covered by any outstanding award;

•	the conversion of any outstanding award into a right to receive cash and/or other property; and/or

•	the termination of any outstanding award upon or following the consummation of the Change of Control.

The definition of a Change of Control for the purposes of the 2005 Plan is set forth under “Executive Compensation — Potential Payments upon Termination or Change in Control — Definitions.”

Restrictions on Transfer.  Unless the Committee specifies otherwise, awards granted under the 2005 Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated other than by will or the laws of descent and distribution, and each award is exercisable only by the recipient thereof during his or her lifetime. In no event may options or SARs be transferred for value or consideration.

Plan Amendments.  The Board of Directors may amend or terminate all or any part of the 2005 Plan at any time and in any manner; provided that, (i) the Company’s shareholders must approve any amendment or termination if shareholder approval is required under any applicable law, regulation or NYSE or other applicable listing requirements; and (ii) award recipients must consent to any amendment or termination that would materially impair their rights under outstanding awards, unless the Committee determines that the amendment or termination is either required or advisable to satisfy any applicable law or regulation or to meet the requirements of any accounting standard or avoid adverse financial accounting consequences thereunder. The Committee may modify the provisions of any award at any time and in any manner as may be necessary for it to conform to local rules and regulations in any jurisdiction outside the United States.

Plan Duration.  The 2005 Plan was adopted by the Board of Directors on September 23, 2005, and approved by the shareholders on November 2, 2005. No award may be granted under the 2005 Plan after November 2, 2015, the tenth anniversary of the date the 2005 Plan was approved by the shareholders, but any award granted prior to that date may extend beyond that date.

New Plan Benefits.  Because benefits under the 2005 Plan will depend on the Committee’s actions and the fair market value of Common Shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2005 Plan, as amended, is approved by the Company’s shareholders. The closing price of the Common Shares on February 28, 2011 was $78.41.

Federal Income Tax Consequences of the 2005 Plan

The following is only a summary of the effects of U.S. federal income taxation upon the participant and the Company with respect to the grant and exercise of awards under the 2005 Plan is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Recipients of awards under the 2005 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the 2005 Plan.

Incentive Stock Options.  Pursuant to the 2005 Plan, employees may be granted options that are intended to qualify as “incentive stock options” under the provisions of Section 422 of the Code. Except as described in the following two sentences, the employee is generally not taxed and the Company is not entitled to a deduction on the grant or exercise of an incentive stock option, so long as the option is exercised while the employee is employed by the Company or its subsidiaries, or within three months following termination of employment (one year if termination is due to permanent disability). The amount by which the fair market value of the Common Shares acquired upon exercise of the option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

If the employee disposes of Common Shares acquired upon exercise of an incentive stock option at any time within one year after the date of exercise or two years after the date of grant of the option (such a disposition is referred to as a disqualifying disposition), then the employee will recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the Common Shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the Common Shares on the date of exercise over the exercise price of the option; and (iii) capital loss equal to the excess, if any, of the exercise price over the sales price.

In the event of a disqualifying disposition, the Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee. If the employee sells shares acquired upon exercise of an incentive stock option at any time after the first anniversary of the date of exercise and the second anniversary of the date of grant of the option, then the employee will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of the option, and the Company will not be entitled to any deduction.

Nonqualified Stock Options.  Pursuant to the 2005 Plan, eligible individuals may be granted options that do not qualify for treatment as “incentive stock options” (referred to as nonqualified stock options). The grant of a nonqualified stock option is generally not a taxable event for the optionee. Upon exercise of a nonqualified stock option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the exercise price, and the Company will be entitled to a deduction equal to such amount. A subsequent disposition of the Common Shares will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid with respect to the Common Shares plus the ordinary income recognized with respect to the Common Shares. Any capital gain or loss on the subsequent disposition of Common Shares acquired through the exercise of a nonqualified stock option will generally be treated as a long-term or short-term capital gain or loss, depending on whether the holding period for the Common Shares exceeds one year at the time of the disposition.

Stock Appreciation Rights, or SARs.  Pursuant to the 2005 Plan, eligible individuals may be granted SARs. The grant of SARs is generally not a taxable event for the grantee. Upon exercise of a SAR, the grantee will generally recognize ordinary income in an amount equal to the fair market value on the date of exercise of the Common Shares or other property received upon exercise of the SAR, and the Company will be entitled to a deduction equal to such amount. A subsequent disposition of any Common Shares received by the grantee upon the exercise of a SAR will give rise to capital gain or loss equal to the difference between the sales price and the ordinary income recognized with respect to the Common Shares. Any capital gain or loss on the subsequent disposition of such Common Shares will generally be treated as a long-term or short-term capital gain or loss, depending on whether the holding period for the Common Shares exceeds one year at the time of the disposition.

Restricted Stock.  Pursuant to the 2005 Plan, eligible individuals may be granted restricted stock. Unless the grantee makes a timely election under Section 83(b) of the Code, he or she will generally not recognize any taxable income until the restrictions on the Common Shares expire or are removed, at which time the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares at that time over the purchase price for the restricted shares, if any. If the grantee makes an election under Section 83(b) within 30 days after receiving shares of restricted stock, he or she will recognize ordinary income on the date of receipt equal to the excess of the fair market value of the Common Shares on that date over the purchase price, if any, for the restricted shares, if any. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Stock Units.  Pursuant to the 2005 Plan, eligible individuals may be granted stock units. The grant of a stock unit is generally not a taxable event for the grantee. In general, the grantee will not recognize any taxable income until the Common Shares subject to the stock unit (or cash equal to the value of such Common Shares) are distributed to him or her without of any restrictions, at which time the grantee will recognize ordinary income equal to the excess of the fair market value of the Common Shares (or cash) at that time over the purchase price for the Common Shares, if any. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Performance Units.  Pursuant to the 2005 Plan, eligible individuals may be granted performance units. The grant of a performance unit is generally not a taxable event for the grantee. Upon payment of a performance unit, the grantee will recognize ordinary income equal to the fair market value of any Common Shares or cash received. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Dividend Equivalents.  Pursuant to the 2005 Plan, eligible individuals may be granted dividend equivalents. Upon payment of amounts associated with a dividend equivalent, the grantee will recognize ordinary income equal to the fair market value of any Common Shares or cash received. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Withholding of Taxes.  Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a grantee in connection with awards granted under the 2005 Plan. The grantee may be required to pay the withholding taxes to the Company or make other provisions satisfactory to the Company for the payment of the withholding taxes as a condition to the exercise of options or the receipt of unrestricted stock pursuant to stock units and performance units. Special rules will apply in cases where a grantee pays the exercise or purchase price of an award, or the applicable withholding tax obligations, by delivering previously owned Common Shares or by reducing the number of Common Shares otherwise issuable pursuant to the award. Such a delivery of Common Shares will in certain circumstances result in the recognition of income with respect to those Common Shares.

Other Tax Issues.  Awards to eligible individuals under the 2005 Plan may provide for accelerated vesting or payment in the event of a change in control of the Company. In that event, and depending upon the individual circumstances of the holder of the award, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a grantee will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment.

As noted above, Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the named executive officers, as defined under “Executive Compensation — Compensation Discussion and Analysis. In certain instances the Company may be denied a compensation deduction for awards granted to certain Company officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1 million in a given year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 2005 PLAN.

PROPOSAL 3:

EFFECT A TWO-FOR-ONE STOCK SPLIT OF THE COMPANY’S COMMON SHARES

The Company’s Board of Directors has approved, and is recommending to shareholders for approval at the Meeting, a resolution (the “Resolution”) to effect a two-for-one stock split of the Company’s Common Shares. If the Resolution is approved, on May 10, 2011, the record date established by our Board of Directors, each issued and outstanding Common Share, par value US $0.002 per share, would be subdivided into two Common Shares, par value US $0.001 per share, and the Company’s currently authorized share capital of 500,000,000 Common Shares, par value US $0.002 per share, would be subdivided into 1,000,000,000 Common Shares, par value US $0.001 per share. The Company is currently authorized to issue 7,500,000 preferred shares, par value US $0.002 per share, and the proposed stock split will not affect this authorization. The description of the proposed two-for-one stock split contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the full text of the Resolution contained in Appendix B to this Proxy Statement.

The purpose of the Resolution is to effect a two-for-one stock split of the Common Shares. The two-for-one stock split will increase the number of shares held in the public market, and the Board of Directors believes that this will place the market price of a Common Share in a range that is more affordable to investors, particularly individuals. As a result, potentially more people would be able to buy our Common Shares and provide more liquidity in each shareholder’s investment. We cannot be certain that these effects will occur.

If the Resolution is approved by the shareholders, it will be effective on May 10, 2011, the record date for the stock split. The Company will apply to the New York Stock Exchange for the listing of the additional Common Shares that would be issued as a result of the stock split. Provided the listing application is approved by the New York Stock Exchange, the stock split would be accomplished by mailing each shareholder of record as of the close of business on the stock split record date who holds Common Shares in certificated form a certificate representing one Common Share, par value US $0.001 per share, and providing each shareholder of record as of the close of business on the stock split record date who holds Common Shares in book entry form an additional Common Share, par value $0.001 per share, in each case for each Common Share held by the shareholder on that date. The additional Common Shares will be distributed on or about May 17, 2011.

FOLLOWING THE STOCK SPLIT, EXISTING STOCK CERTIFICATES REPRESENTING COMMON SHARES, PAR VALUE US $0.002 PER SHARE, WOULD BE DEEMED TO REPRESENT THE SAME NUMBER OF COMMON SHARES HAVING A PAR VALUE OF US $0.001 PER SHARE. EXISTING CERTIFICATES WILL NOT BE EXCHANGED FOR NEW CERTIFICATES AND CERTIFICATES SHOULD NOT BE RETURNED TO THE COMPANY OR ITS TRANSFER AGENT UNTIL THE SHARES REPRESENTED BY THE CERTIFICATE ARE TRANSFERRED.

There are no preemptive rights with respect to the Common Shares, and shareholders will not have any dissenters’ or appraisal rights in connection with adoption of the Resolution. The additional Common Shares issuable upon the effective date of the stock split would have the identical powers, preferences and rights as the currently outstanding Common Shares. Adoption of the Resolution would not affect the rights of the holders of currently outstanding Common Shares, except for rights incidental to increasing the number of Common Shares outstanding. Appropriate adjustments will be made to all awards granted under the Company’s equity incentive and other employee incentive plans as well as the number of Common Shares reserved for issuance thereunder.

Assuming transactions of an equivalent dollar amount, brokerage commissions on purchases and sales of Common Shares after the stock split may be higher than before the stock split because the same ownership interest would be represented by a greater number of shares.

Tax Effect of the Two-for-One Stock Split

Under existing United States federal income tax laws, the proposed two-for-one stock split would not result in any gain or loss or realization of taxable income to owners of Common Shares. The cost basis for tax purposes of each new Common Share and each retained Common Share would be equal to one-half of the cost basis for tax purposes of the corresponding Common Share immediately preceding the stock split. The holding period for each additional Common Share issued pursuant to the stock split would be deemed to be the same as the holding period for the original Common Share. The laws of jurisdictions other than the United States may impose income taxes on the receipt of additional shares pursuant to the stock split.

This summary is based upon the Code, existing and proposed Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date of this Proxy Statement, and all of which are subject to change, possibly on a retroactive basis. Any such change could affect the continuing validity of this discussion. This discussion does not address the effect of any applicable state, local or foreign tax laws. The foregoing summary does not purport to be a complete analysis of all potential tax effects of the stock split. Each shareholder is urged to consult with his or her own tax advisor to determine the particular tax consequences to such shareholder of the stock split, including the applicability and effect of state, local and foreign tax laws and the possible effects of any changes in U.S. federal or other applicable tax laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED TWO-FOR-ONE STOCK SPLIT CONTEMPLATED BY THE RESOLUTION.

PROPOSAL 4:

ADVISE AS TO THE COMPANY’S EXECUTIVE COMPENSATION

Our executive compensation program is intended to attract, motivate and retain a talented and high-performing executive team to lead the Company’s success through a unique global business model. The Company’s executive compensation program is designed to incent and create long-term growth and value for shareholders and is simple in design; the vast majority of the compensation of the Company’s named executive officers — the officers identified in the section entitled “Executive Compensation — Compensation Discussion and Analysis,” — is tied to Company operating and share price performance. Volume Point growth, operating income and earnings per share are used to determine executives’ annual incentive compensation. SARs, subject to service criteria as well as share price vesting criteria in the 2008 performance-based SAR grants to Mr. Johnson, and RSUs directly align the long-term interests of our executives with those of our shareholders.

The Board of Directors believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in 2010 and in recent years. In 2010, the Company posted strong operating results in a challenging economic environment. The Company’s share price increased 69% for the year surpassing the share price performance of industry peers and the S&P 500 as a whole.

In addition, the management team accomplished major strategic objectives in 2010 that provided significant support for the Company’s continued growth and success, including:

•	Streamlining the supply chain through the consolidation of raw material suppliers and contract manufacturers, the expansion and retrofit of its three manufacturing facilities and the initiation of construction of a botanical extraction facility in Changsha, China.

•	Extending the daily consumption model into new geographies around the world in an effort to drive top line growth, including the increase in distributor access points in many of our key markets.

•	Introducing new innovative products to stimulate distributor and consumer demand and excitement and the globalization of successful products into new markets.

•	Increasing the brand awareness of the Company through expansion of our sports marketing associations, including becoming the Official Nutrition Sponsor for FC Barcelona.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative disclosure.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 5:

ADVISE AS TO THE FREQUENCY OF ADVISORY VOTES ON THE COMPANY’S
EXECUTIVE COMPENSATION

In Proposal 4 above, we are asking shareholders to vote on an advisory resolution on executive compensation. As part of the Board’s commitment to excellence and pursuant to recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in this Proposal Number 5 we are asking shareholders to vote on whether future advisory votes on executive compensation should occur every 1, 2 or 3 years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that compensation disclosures are made annually. Holding an annual advisory vote on executive compensation would provide the Company with more direct and immediate feedback on those compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation by the time of the following year’s annual general meeting of shareholders.

Please mark on the Proxy Card your preference as to the frequency of holding “Say-on-Pay” shareholder advisory votes as either every 1 year, every 2 years, or every 3 years or mark “abstain.” You are not voting to approve or disapprove the Board of Directors’ recommendation on this item.

While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “1 YEAR” AS TO THE FREQUENCY FOR VOTING ON “SAY ON PAY” PROPOSALS.

PROPOSAL 6:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2009 and 2010 are described under “— Fees to Independent Registered Public Accountants for Fiscal 2009 and 2010.” Additional information regarding the audit committee is set forth in the “Audit Committee Report.”

The Company has been advised that representatives of KPMG LLP will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the audit committee and the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2011.

Audit Committee Report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and KPMG LLP. Management represented to the audit committee that the consolidated financial statements for the fiscal year 2010 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and KPMG LLP. This discussion included KPMG LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with KPMG LLP the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	KPMG LLP also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP the accounting firm’s independence. The audit committee also considered whether non-audit services provided by KPMG LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, which have been filed with the SEC. The audit committee also selected, subject to shareholder ratification, KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Leroy T. Barnes, Jr., Chairman
Richard P. Bermingham
Murray H. Dashe
Lawrence M. Higby

Fees to Independent Registered Public Accountants for Fiscal 2009 and 2010

The following services were provided by KPMG LLP during fiscal 2009 and 2010:

	2009	2010

Audit Fees(1)	$3,024,000	$3,396,000
Audit-related fees	—	—
Tax fees(2)	$514,000	$452,000
All other fees	—	—

Total	$3,538,000	$3,848,000

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Tax fees were billed for the following services: tax compliance and international tax guidance.

Pre-Approval Policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the Company’s external auditor cannot be engaged to provide any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

PROPOSAL 7:

RE-APPROVE THE PERFORMANCE GOALS UNDER THE HERBALIFE LTD. EXECUTIVE INCENTIVE PLAN FOR COMPLIANCE WITH SECTION 162(m) OF THE CODE

The Company maintains the Herbalife Ltd. Executive Incentive Plan, or the Incentive Plan, which governs the award and payment of annual bonuses to certain Company executives.

In order to allow for certain awards under the Incentive Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Code, the Company is asking shareholders to re-approve the material terms of the performance goals under the Incentive Plan. One of the requirements of “performance-based compensation” for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. Shareholders are not being asked to approve any amendment to the Incentive Plan or to approve the Incentive Plan itself, but are only asked to re-approve the material terms for compliance with Section 162(m) of the Code.

The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide for a shareholder-approved plan under which bonuses paid to its executive officers can be deducted by the Company for federal income tax purposes. Accordingly, the Company has structured the Incentive Plan in a manner such that payments made under the Incentive Plan can satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s CEO and certain executive officers may be limited to the extent that such compensation exceeds $1,000,000 in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit and, therefore, is generally deductible in full by the Company. One of the requirements of “performance-based compensation” for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of

Section 162(m) the material terms of the performance goals under which compensation may be paid include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Incentive Plan is discussed below. The following summary of the material features of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan. The full text of the Incentive Plan is attached hereto as Appendix C.

Administration

The Incentive Plan shall be administered by the compensation committee, which shall consist of two or more “outside” directors as such term is defined under Section 162(m) of the Code. The compensation committee shall have complete authority to make any and all decisions regarding the administration of the Incentive Plan, including interpreting the terms and provisions of the Incentive Plan, selecting the participants to receive awards under the Incentive Plan, determining the terms of the awards made under the Incentive Plan, and establishing any incentive program under the Incentive Plan.

The compensation committee may delegate various functions to a subcommittee or certain officers of the Company to the extent such delegation is not inconsistent with Section 162(m) of the Code.

Eligibility

Participants in the Incentive Plan are the Company’s Chief Executive Officer and such other executives of the Company as selected by the compensation committee.

Establishment of Incentive Program

Within 90 days after the end of each fiscal year, the compensation committee may establish an incentive program under the Incentive Plan for the current year by determining the performance criteria to be used to determine amounts payable to participants under the Incentive Plan and the performance bonus amount payable to each participant under the Incentive Plan, which amount will be based upon one or more performance criteria and/or the level of achievement with respect thereto. In its sole discretion, the compensation committee may also reduce, but may not increase, an individual’s incentive calculated under an award under the Incentive Plan.

The performance criteria can be measured individually or in combination and can be applied to the Company’s performance as a whole or, alternatively, individual business units or subsidiaries of the Company. The performance criteria can be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. The performance criteria will include one or more of the following: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue or (xx) customer service.

The maximum amount payable to any participant with respect to a year shall not exceed $5,000,000.

Committee Certification and Determination of Awards

As soon as practicable after the end of each fiscal year, the compensation committee will determine the level of achievement with respect to the performance criteria and targets established under the Incentive Plan for each executive officer who is subject to Section 162(m) of the Code. Mr. Johnson’s level of achievement is then submitted to the independent members of the Board for their approval.

Payment of Awards

Following the compensation committee’s determination of awards to be paid to participants, such awards shall be paid in cash, or, subject to the terms of any employment agreement and, in the case of Mr. Johnson, approval by the independent members of the Board, in the compensation committee’s discretion, in Common Shares, which Common Shares will be issued pursuant to and subject to the limitations of the 2005 Plan, another plan approved by the shareholders of the Company, or any combination thereof.

Duration and Amendment

The Board of Directors may suspend or terminate the Incentive Plan at any time, although the effect on any Incentive Plan participant of any suspension or termination of the Incentive Plan would be subject to the terms of any applicable employment agreement. Additionally, the Board of Directors may amend the Incentive Plan as it deems advisable except that no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective without the approval of the shareholders of the Company.

New Plan Benefits

The bonuses, if any, that will be paid to the participants who are not subject to conflicting employment agreements for any fiscal year under the Incentive Plan are subject to the discretion of the compensation committee and, therefore, are not determinable at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE EXECUTIVE INCENTIVE PLAN FOR COMPLIANCE WITH SECTION 162(m) OF THE CODE.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Michael O. Johnson	Chairman and Chief Executive Officer
Desmond Walsh	President
Richard P. Goudis	Chief Operating Officer
Brett R. Chapman	General Counsel and Corporate Secretary
John DeSimone	Chief Financial Officer

Executive Summary

Our executive compensation program is intended to attract, motivate and retain a talented and high-performing executive team to lead the Company’s success through a unique global direct selling business model. The compensation program is designed to accomplish this in a way that incents and creates long-term growth and value for our shareholders. The compensation committee of the Board of Directors, or, for purposes of this Compensation Discussion and Analysis, the Committee, has responsibility for establishing, developing and implementing these programs.

The Committee believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in 2010 and over the most recent years. Several key operating performance measures that drive our share value — Volume Point growth, operating profit and earnings per share — are used in the annual incentive plan for our named executive officers. Each of these measures is more fully described in “Annual Incentive Awards — Targets and Award Determination,” below. Long-term incentives provided through grants of SARs and RSUs provide a direct alignment to long-term shareholder interests.

In 2010, the Company reported strong operating results in a challenging global economic environment. These included Volume Point growth of 14% and increases in operating profit and earnings per share of 31% and 45%, respectively, as reflected in the following:

$ Millions								2010
(Except Per Share Data)	2004	2005	2006	2007	2008	2009	2010	Growth

Volume Points	1,678	2,020	2,434	2,688	2,779	2,838	3,233	14%
Operating Profit	138.7	219.1	256.9	313.2	332.3	296.0	387.5	31%
Earnings per Share (Diluted)	(0.27)	1.28	1.92	2.63	3.36	3.22	4.67	45%

The Company’s share price increased 69% for the year, surpassing the share price performance of industry peers and the S&P 500 as a whole.

In addition, the management team achieved major strategic objectives in 2010 that provided significant support for the Company’s continued growth and success, including:

•	Streamlining the supply chain through the consolidation of raw material suppliers and contract manufacturers, the expansion and retrofit of its three manufacturing facilities and the initiation of construction of a botanical extraction facility in Changsha, China.

•	Extending the daily consumption model into new geographies around the world in an effort to drive top line growth, including the increase in distributor access points in many of our key markets.

•	Introducing new innovative products to stimulate distributor and consumer demand and excitement and the globalization of successful products into new markets.

•	Increasing the brand awareness of the Company through expansion of our sports marketing associations, including becoming the Official Nutrition Sponsor for FC Barcelona.

The compensation of the Company’s named executive officers consists almost exclusively of base salary, annual cash incentives, and grants of equity in the form of SARs and RSUs. As a result, the vast majority of their total compensation is tied to the Company’s financial performance. In setting target compensation, the Committee focuses on the total compensation opportunity for the executive. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company results. For 2010, as reflected in the Summary Compensation Table, 82% of CEO compensation was provided in the form of annual and long-term incentives that are tied to the Company’s top line performance, operating profit results and stock price. For the other NEOs as a group, 77% of total compensation was similarly based on performance-based compensation.

CEO	Other NEOs

The Company’s executive compensation program emphasizes pay for performance and is simple in design. The Company, in 2010, eliminated all tax gross ups (other than with respect to benefits payable to Mr. Johnson with respect to a change in control, as provided in his March 27, 2008 employee agreement) and does not provide supplemental retirement benefits to its executives and offers limited perquisites deemed appropriate to meet competitive practice or to reinforce the Company’s strategy and culture of supporting healthy lifestyles.

Executive Compensation Program Objectives

As a global leader in network marketing and nutritional products generating approximately 78% of our revenues outside the United States, we operate in an environment of challenging regulatory, economic and political uncertainty. Our success depends on the leadership of highly-talented, adaptive and dedicated executives who can apply the necessary skills to operate effectively through our unique global direct selling business model and our nutritional supplement product line. Our compensation program for the named executive officers provides highly-competitive rewards to executives who contribute to our success over time in achieving superior growth in profitability and shareholder returns over time.

The Committee believes that shareholder interests are advanced if the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee was guided by the following underlying principles in developing our executive compensation program:

•	The program should be designed to attract and encourage a long-term commitment from the talented executives necessary to lead our global direct selling business in advancing shareholders’ interests in a manner consistent with our mission of “changing people’s lives.”

•	Compensation opportunities should be highly competitive with the pay practices of companies that operate in highly regulated, global markets and require similar executive skills and capabilities.

•	A meaningful proportion of total compensation should be at risk and tied to achievement of performance goals and improvement in shareholder value.

•	Incentive compensation should provide superior pay for superior performance that meets or exceeds the high expectations of our shareholders.

•	Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•	Long-term incentives should be provided in Company equity to encourage executives to plan and act with the perspective of shareholders and the Company’s Vision, Mission and Values in mind and to reward them for successful implementation of our growth strategies.

Compensation Advisor

The Committee retained Towers Watson through August 2010 and Pay Governance, LLC, thereafter to assist the Committee in evaluating our executive compensation programs and in setting any executive officers’ compensation. Both firms are nationally recognized compensation consulting firms. The compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2010, the then-current compensation advisor regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, consideration of individual employment or severance agreements, the 2005 plan, and individual pay decisions with respect to our named executive officers and other executive officers. While our compensation advisor regularly consults with management in performing work requested by the Committee, neither Towers Watson nor Pay Governance has been permitted to perform any separate services for management.

Role of Executive Officers in Executive Compensation Decisions

The CEO reviews compensation data gathered from the peer group and general industry compensation surveys, considers each executive officer’s performance and makes a recommendation to the Committee on changes to base salary, annual incentive awards (except for Mr. Chapman, for whom incentive awards are determined by formula pursuant to his employment agreement) and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its compensation advisor and the knowledge and experience of its members in making compensation decisions. With respect to CEO compensation, the Chair of the Committee, with input from the independent members of the Board, recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed and approved by the independent members of the Board.

Purpose of Compensation Elements

The compensation and benefits program for our named executive officers consists of and is designed to achieve the following:

•	Base salary designed to competitively pay each executive for his or her demonstrated sustained performance, capabilities, job scope and experience.

•	Annual incentive compensation designed to focus the executives on the achievement of challenging financial and other specified operating objectives that should drive growth in shareholder value over the long-term.

•	Long-term equity incentive compensation in the form of SARs and RSUs designed to enable our executives to share in the value created for shareholders and to encourage successful executives to remain with the Company.

•	Other compensation and benefits, intended to complete a competitive pay package for executives and consist of:

•	Participation in broad-based and executive-level welfare benefit plans,

•	Participation in tax-qualified and nonqualified deferred compensation plans, and

•	Limited executive perquisites.

•	Severance payments in the event of termination without cause or resignation for good reason designed to enable each executive to focus his full time and attention on meeting the financial and operating objectives set by the Committee without fearing the financial consequences of an unexpected termination of employment.

•	Change in control payments and benefits designed to focus them on shareholder interests when considering strategic alternatives.

The portion of total compensation that is fixed in the form of base salary and benefits is intended to provide a competitive foundation for the total compensation package with target annual incentive compensation and equity grant value set as a percentage of base salary. The annual incentive compensation opportunity is at risk and must be earned through the achievement of annual performance goals, which represent performance expectations of the Board and executive management. In setting target annual incentive compensation levels, the Committee focuses on the total compensation opportunity for each executive. Variations in compensation among our executive officers reflect differences in the scope and complexity of the functions they oversee, the contribution of those functions to our overall performance, their experience and capabilities, and individual performance. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay vs. base salary increases with the ability of the executive to influence overall Company results. We do consider the compensation practices of our peers to obtain a general understanding of competitive compensation practices and target metrics. Please refer to the discussion below under “— Peer Group” for a more detailed discussion of our use of peer group and general industry compensation data.

Base Salaries

Base Salaries for the Company’s named executive officers were frozen in 2009. In 2010, each of the named executive officers received an increase in base salary. The base salaries of Messrs. Walsh, Goudis and DeSimone were increased in recognition of their performance and promotions to higher offices within the Company and the base salary of Mr. Chapman was increased in consideration of his performance and signing an extension to his existing employment agreement. The amount of each of these increases was established after the Committee considered the effect of the 2009 salary freeze, individual performance and competitive market trends. A summary of base salary increases for our named executive officers is provided in the following table:

Executive	2009 Salary	2010 Salary

Michael O. Johnson	$1,200,000	$1,230,000
Desmond Walsh	$575,000	$650,000
Richard P. Goudis	$606,375	$650,000
Brett R. Chapman	$550,000	$615,500
John DeSimone	$345,000	$525,000

Annual Incentive Awards

General

Our annual cash incentive plans are designed to motivate and reward the achievement of financial and operating goals that drive value creation for our shareholders. The Committee establishes performance criteria and goals for our incentive plans each year that are aligned with public investor expectations. The performance measures used for each named executive officer are based on their primary area of focus and their ability to affect the Company’s results.

Pursuant to the terms of their employment agreements, which were the result of arms-length negotiation, annual incentive awards for Messrs. Johnson and Chapman are provided under the Incentive Plan and are based on the achievement of targeted Earnings Per Share, or EPS, which the Committee believes to be an important indicia of the creation of shareholder value and aligns the interest of our executives with the expectations of our investors. In addition, Mr. Johnson’s employment agreement provides for a supplemental Alternative Performance Target incentive, or APT, to allow the Committee a degree of flexibility in incentivizing and rewarding him for the achievement of key strategic, as well as financial, targets. As in 2009, the Committee selected growth in Volume

Points as the APT incentive performance measure in 2010. The annual incentive payable to each of Messrs. Johnson and Chapman under the Incentive Plan is based solely on achievement of the EPS criteria. Volume Points were used to determine the APT portion of annual incentives for Mr. Johnson in 2010 to encourage market share growth.

The other named executive officers, Messrs. Goudis, Walsh and DeSimone, participate in the Herbalife Senior Management Bonus Incentive Plan, or the SMBIP. The Committee based funding for this plan on achievement of targets for Company Operating Profit and Volume Points for Messrs. Goudis and Walsh and Operating Profit and EPS for Mr. DeSimone. A summary of 2010 annual incentive plan performance goals, results, and incentive amounts is presented in the table below.

	Weight in Determining
	Annual Incentive
		Operating	Volume
Executive	EPS	Profit	Points

Michael O. Johnson, Chairman	75%		25%
Desmond Walsh, President		50%	50%
Richard A. Goudis, Chief Operating Officer		50%	50%
Brett Chapman, General Counsel & Corporate Secretary	100%
John DeSimone, Chief Financial Officer	50%	50%

Targets and Award Determination

Performance targets in the incentive plans are aligned to what we believe to be the expectations of investors at the time of the annual budget review. These budget figures are built from the “bottoms up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, distributor activity and retention, and the degree of risk in achieving forecasted revenue and expense levels. In setting performance targets, the Committee also considers analyst expectations for the Company and selected peer companies.

For incentive plan purposes, the annual incentive plan performance measures are defined as follows:

•	EPS is the Company’s reported fully-diluted earnings per share calculated according to U.S. Generally Accepted Accounting Principles, then adjusted for non-recurring or exceptional items.

•	Volume Points are point values assigned to each of our products that are usually equal in all countries for a similar product and are essentially based on the suggested retail price of U.S. products. The Company uses Volume Points to measure product sales volume. Volume Points are a useful measure of top line performance results because they exclude the impact of foreign currency fluctuations and pricing changes. In general, an increase in Volume Points indicates an increase in our revenue and our local currency net sales. As incremental revenue provides a high profit contribution, Volume Point growth is a key metric to our investors.

•	Operating Profit is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses, adjusted for non-recurring or exceptional items.

2010 Annual Incentive Plan Performance Targets

	Threshold				Results
	(CEO Only)	Target	Maximum	Results	% of Target

Performance — % of Target	94%	100%	106%
EPS	$3.38	$3.60	$3.81	$4.73	131%
Volume Point Growth (%)	5.17	5.50	5.84	13.9	109%
Operating Profit (millions)	N/A	$342	$363	$408	119%

The EPS threshold level applies only to Mr. Johnson in order to encourage and reward him for the Company’s achievement of challenging EPS performance targets. Mr. Johnson is entitled to an incentive award of 44.44% of his target award for the Company’s achievement of EPS results between threshold and target. Mr. Chapman and Mr. DeSimone receive incentive awards with respect to EPS results only if EPS meets or exceeds the targeted level.

Similarly, the Volume Point growth threshold level only applies to Mr. Johnson through his APT incentive to encourage and reward him for year-over-year revenue growth. Mr. Johnson is entitled to an APT incentive award of 50% of his target APT incentive award for the Company’s achievement of Volume Point growth between threshold and target. Mr. Goudis and Mr. Walsh receive incentive awards as to the Volume Point growth portion of the SMBIP only if Volume Point growth meets or exceeds the targeted level.

Under both the Incentive Plan and SMBIP, target-level bonuses are awarded for EPS and Operating Profit results between 100% and 102.9% of target, and bonus awards and funding increase on a prorated basis in steps for results between 103% and up to 106%. Under Mr. Johnson’s APT incentive performance measure and the Volume Point growth portion of the SMBIP incentive payable to Messrs. Goudis and Walsh, target-level bonuses are awarded for Volume Point growth at 100% of target, and bonus awards and funding increase ratably in steps for each 0.5% achievement in excess of the incentive target, up to 106%.

The Committee made certain adjustments from the audited financial results to EPS and Operating Profit used to calculate incentive awards in 2010 in order to measure Operating Profit and EPS on a basis which is consistent with the Company’s target setting as well as public communications to investors and analysts. These adjustments related to the effect of the SEC’s classification of Venezuela as a hyperinflationary economy on the Company’s results and to the settlement of a tax dispute in Korea in the third quarter. Some of the adjustments had the effect of increasing EPS and Operating Profit for these purposes, while other adjustments resulted in reductions. In the aggregate, the adjustments resulted in a positive adjustment of $0.06 to EPS from the publicly reported EPS of $4.67 and in a positive adjustment to Operating Profit from $388 million to $408 million. These adjustments did not affect the achievement of the maximum performance targets for 2010. The adjusted results are reflected in the results column of the table above.

Under the terms of Messrs. Johnson and Chapman’s employment agreements, bonus payouts under the Incentive Plan are determined formulaically solely on the basis of results relative to performance goals described above. Operating Profit and Volume Point growth results relative to performance goals described above also is the sole basis for funding SMBIP.

Mr. Johnson’s target and maximum incentive as a percentage of his base salary is set forth in his employment agreement. Target incentives for other executives are set by the Company depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Peer Group, although the target incentives for each of Messrs. Chapman and Goudis are subject to minimums set forth in their employment agreements. Thus, Mr. Johnson has significantly higher target and maximum incentive percentages than other named executive officers. The following table shows the incentive eligible earnings (i.e., 2010 base salary), target and maximum incentive percentages and amounts, and 2010 incentive awards for each named executive officer. All 2010 awards to named executive officers were based solely on the calculated results to target performance levels.

2010 Incentive Award Calculation

	Incentive	Target	Maximum	Actual Results -% of Target
	Eligible	Incentive	Incentive		Volume	Operating	Award	Award
Executive	Earnings	%	%	EPS	Point	Profit	%	Amount

Michael O. Johnson
Base Incentive	$1,230,000	112.50	225	131	—	—	225	$2,767,500
APT Incentive	$1,230,000	37.50	75	—	109	—	75	$922,500
Total	$1,230,000	150.00	300				300	$3,690,000

Desmond J. Walsh and Richard P. Goudis
Volume Point Incentive	$650,000	40	80	—	109	—	80	$520,000
Operating Profit Incentive	$650,000	40	80	—	—	119	80	$520,000
Total	$650,000	80	160				160	$1,040,000

Brett R. Chapman	$615,500	55	99	131	—	—	99	$609,345

John DeSimone
EPS Incentive	$525,000	27.5	49.5	131	—	—	49.5	$259,875
Operating Profit Incentive	$525,000	27.5	49.5	—	—	119	49.5	$259,875
Total	$525,000	55	99				99	$519,750

Long Term Incentive Awards

Equity grants are intended to align executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price and enabling us to attract, motivate and retain highly qualified individuals for positions of responsibility. The Committee also believes that these long-term incentives foster teamwork and long-term decision making necessary for continued success.

To frame our equity grant decisions, the Committee established guideline grant values for the named executive officers in consideration of prior equity grants, individual performance, scope of job responsibilities, and competitive practices using published Herbalife Peer Group information compiled by Towers Watson and Pay Governance. The guidelines are intended to provide highly competitive awards, generally in the top quartile of competitive practices. Using these guidelines, our Chairman and CEO proposed to the Committee equity grants for each of the named executive officers other than himself. At the same time, the Committee, separately and without the involvement of the Chairman and CEO, evaluated and proposed equity grants for the Chairman and CEO to the independent members of the Board of Directors for their approval. In order to achieve an appropriate balance between long-term stock ownership and incentives for growth in each of the 2010 grants, 50% of each recipient’s grant value was awarded in the form of SARs and 50% was awarded in the form of RSUs. The number of SARs granted is calculated by dividing the grant value by the option value determined in accordance with financial accounting and disclosure rules under ASC Topic 718 “Share Based Payments” using Herbalife’s closing share price on the date of grant. The number of RSUs granted is calculated by dividing the grant value by Herbalife’s closing share price on the date of grant. In our 2010 annual grant program, our named executive officers received SAR and RSU awards that were equal to those provided by the guidelines. On May 7, 2010, the grant date, the option value was $18.88 and our closing share price was $45.88.

2010 Long Term Incentive Award Guidelines & Awards — Annual Grant Program

	SAR Guideline	RSU Guideline
	Aggregate	Aggregate	SAR Guideline	RSU Guideline
Executive	Grant Value	Value	Award	Award

Michael O. Johnson	$1,250,000	$1,250,000	66,208	27,245
Desmond J. Walsh	$626,500	$626,500	33,183	13,655
Richard P. Goudis	$626,500	$626,500	33,183	13,655
Brett R. Chapman	$359,500	$359,500	19,041	7,836
John DeSimone	$359,500	$359,500	19,041	7,836

SARs provide an opportunity for executives to earn additional compensation only to the extent our share price increases over the share price on date of grant and are less dilutive to our shareholders than stock options. SARs have an exercise price equal to the closing price of our Common Shares on the applicable grant date. The right to exercise SARs vests to the executive over future years of service. Executives may exercise vested SARs at any time while employed at the Company and for 30 days following termination of employment other than for cause, so long as any such exercise is no later than ten years following the date of grant, at which point in time they expire. At exercise, the gains on SARs are settled by issuing Common Shares. RSUs provide Common Shares that vest to the executive over future years of service, delivering stock ownership to executives and exposing them to the same gains and losses in value as are experienced by our shareholders. Upon vesting, RSUs are settled in Common Shares. Dividend equivalents are paid with respect to unvested RSUs and RSUs that have vested but whose receipt has been deferred.

The SARs awarded to our named executive officers in 2010 vest and become exercisable to the executives based upon continued Company service over three years at the rate of 20% on the first anniversary of the award, 20% on the second anniversary of the award, and 60% on the third anniversary of the award. The annual grant program RSUs awarded to our named executive officers in 2010 vest based upon continued Company service over three years at the rate of 1/3 on each anniversary of the award.

In addition to our regular annual grants, Messrs. Walsh, Goudis and DeSimone received a one-time special grant of SARs following their promotions at the beginning of 2010. The special grants were intended to reward each of the executives for assuming a greater scope of responsibilities in the Company and to motivate performance and continued service on behalf of shareholders. The SARs vest in equal installments on the third, fourth and fifth anniversaries of the grant date. The Committee used its discretion to determine the size of the grants which were near the value of an annual grant under Company guidelines.

At the recommendation of Mr. Johnson, the Committee also made special grants of RSUs to Messrs. Walsh, Goudis and Chapman in recognition of their respective contributions to the Company’s financial success in fiscal year 2009. The Committee also recommended, and the independent members of the Board approved, a special grant of RSUs to Mr. Johnson in recognition of his contribution to the Company’s financial success in 2009. These RSUs vest in equal installments on the first and second anniversaries of the grant date. The Committee used its discretion to determine the size of these grants, which were determined based on the Committee’s views as to the value of the contribution of the respective executive.

Additional details of the 2010 equity awards made to our executives can be found in the tabular disclosure below under “— 2010 Grants of Plan-Based Awards.”

Equity Award Grant Policy

Our annual and long term retention grants of SARs and RSUs were made to our named executive officers on May 7, 2010 following a meeting of the Committee and the release of the Company’s First Quarter 2010 earnings. It is the Company’s policy to conduct its annual grant award process at a time subsequent to the release of financial results after the annual shareholder meeting. We currently operate a monthly grant approval process where awards are authorized for new hires, certain selected retention situations, and to newly promoted executives other than our executive officers. All equity compensation awards to our named executive officers and other executives are granted based on our equity grant policy, which was approved by the Committee. The policy provides that the exercise price of stock options and SARs granted to executives will be established as the closing share price on the date of grant.

Hedging

Company policy prohibits executives from entering into hedging transactions that would operate to lock-in the value of their equity compensation awards at specified levels.

Stock Ownership Guidelines

The Committee believes that named executive officers should be shareholders and maintain significant holdings of Common Shares. Because a significant portion of each named executive officer’s compensation is paid in the form of equity-based incentive compensation awards, the Committee believes that the use of ownership guidelines is an appropriate and beneficial approach to providing additional motivation to act in the long-term best interests of shareholders.

Pursuant to our policy, the CEO is encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to five times his base salary by 2013. The other named executive officers are encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to two times their respective base salaries within five years of becoming a named executive officer. As of February 28, 2011, all of our named executive officers were in compliance with these guidelines. The Committee reviews progress toward these standards annually.

Benefits and Perquisites

The Company’s U.S.-based employees, including the named executive officers, participate in a variety of savings, health and welfare, and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that Herbalife has a healthy, productive and focused workforce.

In addition, our named executive officers are eligible to participate in the following executive benefits and perquisites that we offer. The Company no longer provides tax gross-up payments with respect to any of these executive benefits:

•	Executive Health Benefits — We value executive health and strive to support a healthy lifestyle among our named executive officers. As such we provide the following executive-level welfare benefits:

•	Executive Medical Reimbursement — We provide certain senior executives with a supplemental reimbursement program to our existing medical insurance program. These reimbursement payments can be used to pay for deductibles, co-pays, and pharmacy expenses not covered by our medical insurance plan. The maximum supplemental reimbursement under this plan is $6,000 per executive per year.

•	Executive Physical — We provide our executives with an annual health screening evaluation. We have arranged services with the Executive Health Department at UCLA, although this program allows executives to use other qualified medical practitioners for the annual health screening. The services are voluntary and confidential. We provide for a reimbursement of up to $2,000 annually for each executive under this program.

•	Executive Wellness — We provide a $2,000 annual benefit to executives for the purchase of fitness training equipment, personal training services and other reasonable products or services that support physical conditioning.

•	Financial Planning — We reimburse our named executive officers for financial counseling and tax preparation. This benefit is intended to encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe enables executives greater focus on their Company duties.

•	Retirement benefits — Our named executive officers participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing named executive officers an opportunity to defer compensation to encourage our named executive officers to save for retirement. The 401(k) plan provides an employer match on the first 1% of employee deferral at 100%. On the next 5% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $16,500. Employer matching contributions vest 100% after two years of service.

•	Employee Stock Purchase Plan — Our named executive officers are eligible to participate in our broad-based Employee Stock Purchase Plan, or the ESPP. The ESPP generally allows all U.S. based employees and officers to purchase Common Shares through payroll deductions of up to 10 percent of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85 percent of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing the Common Shares through payroll deductions.

•	Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $1,000,000 to our executives and up to $750,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

•	Long Term Disability — We provide long term disability coverage to all eligible employees in order to provide replacement for lost income due to extended periods of a medical related leave of absence. The benefit after 90 days of disability is 60% of base salary up to a monthly maximum of $25,000. This is a fully insured benefit plan and is not taxable to the employee.

•	Company Purchased Event Tickets — We maintain season tickets at the Staples Center and at the Home Depot Center in Southern California. Like our other employees, our named executive officers have the opportunity to use tickets not otherwise allocated for Company business purposes.

Employment and Severance Agreements

In order to attract highly qualified executives capable of leading the Company, we have previously entered into employment agreements with Mr. Johnson, Chairman and Chief Executive Officer, Mr. Goudis, Chief Operating Officer, and Mr. Chapman, General Counsel and Corporate Secretary. Those agreements establish the terms and conditions for the employment relationship each executive has with the Company and specifies compensation, executive benefits, severance provisions, change in control provisions, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions. In 2010, the Company amended the employment agreements with Messrs. Goudis and Chapman to, among other things, remove the Company’s obligation to pay Mr. Chapman or Mr. Goudis a gross-up payment in the event that payments made to them under their respective employment agreements were subject to excise tax pursuant to Section 4999 of the Code.

In June 2010, the Company entered into a severance agreement with Mr. Walsh that was amended in February 2011. The Company separately entered into a severance agreement with Mr. DeSimone in February 2011. These agreements contain severance and change in control provisions similar to those found in the employment agreements of Messrs. Goudis and Chapman, as detailed below. Neither agreement provides for an excise tax gross-up.

Severance and Change in Control Arrangements

As a result of these agreements, each of the named executive officers is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company. The Company has provided these benefits to the named executive officers to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The employment agreement for each of Messrs. Johnson, Goudis and Chapman and the severance agreement for each of Messrs. Walsh and Mr. DeSimone specifically details various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. They also provide for the acceleration of unvested equity awards in connection with a change in control.

The employment agreements and equity compensation awards granted to Messrs. Johnson, Goudis and Chapman contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Peer Group, the Committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions as these three executives.

Please refer to the discussion below under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Peer Group

We believe that it is appropriate to offer industry competitive cash and equity compensation to our senior executives in support of our objective to assemble and maintain a highly performing management team. To help us evaluate our 2010 compensation, Towers Watson and Pay Governance analyzed publicly available information, including proxy data, as well as recent market trends and certain compensation surveys as described below. Our level of compensation for our executive officers was compared to compensation paid by an industry peer group approved by the Committee, or the Herbalife Peer Group. The criteria used to identify the Herbalife Peer Group were: (1) industry — we compete for talent with those highly regulated consumer product companies and general industry companies of similar size; (2) business complexity — Herbalife operates in 75 countries around the world in a highly regulated business where 78% of its revenues are generated outside of the United States; and (3) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization.

With respect to pay decisions regarding 2010 named executive officer compensation, the Herbalife Peer Group was comprised of 16 companies. All of the peer companies were within 50% and 200% of Herbalife annual revenues, market capitalization, or both. The Herbalife Peer Group median revenue of $3.2 billion and median market capitalization of $5.8 billion were comparable to those of Herbalife. During this period, the Herbalife Peer Group consisted of the following:

	12 Month
	Revenue	Market
	as of	Capitalization
	12/31/10	12/31/10
Company Name	($ Millions)	($ Millions)

Avon Products Inc.	10,863	12,472
Sara Lee Corp.	10,795	11,194
Estee Lauder Companies Inc.	8,284	15,799
Hershey Co.	5,671	10,725
Dr Pepper Snapple Group, Inc.	5,636	7,985
Clorox Corporation	5,461	8,824
The J. M. Smucker Company	4,708	7,816
Energizer Holdings Inc.	4,249	5,146
Del Monte Foods Co.	3,713	3,671
McCormick & Co. Inc.	3,337	6,183
Mead Johnson Nutrition Company	3,142	12,735
NBTY, Inc.	2,826	N/A*
International Flavors & Fragrances Inc.	2,623	4,444
Church & Dwight Co. Inc.	2,589	4,910
Perrigo Co.	2,517	5,841
Tupperware Brands Corporation	2,300	3,010
Alberto-Culver Company	1,640	3,670
Nu Skin Enterprises Inc.	1,537	1,880
Weight Watchers International, Inc.	1,452	2,761
Hansen Natural Corporation	1,304	4,631
Median	3,239	5,841
Herbalife Ltd.	2,734	4,050

*	Acquired in private equity transaction in 2010

Tax Implications

Section 162(m) of the Code

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

Section 280G of the Code

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments’ and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments in connection with a change in control. Mr. Johnson, as part of his employment agreement entered into in

March 2008, would be provided with tax gross-up payments in the event his change in control payments become subject to this excise tax. The Committee believes that the provision of tax gross-up protection is appropriate and necessary for his retention and consistent with the current practices of the Herbalife Peer Group. Please refer to the discussion under “— Potential Payments upon Termination or Change in Control” for more detail on the potential gross-up payments and lost tax deductions.

Compensation Committee Report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

Richard P. Bermingham, Chairman
Murray H. Dashe
Jeffrey T. Dunn

Executive Officers of the Registrant

Set forth below is certain information as of the date hereof regarding each named executive officer as well certain other employees of the Company.

Name	Age	Position with the Company	Officer Since

Michael O. Johnson	56	Chief Executive Officer, Director, and Chairman of the Board	2003
Desmond Walsh	54	President	2006
Richard Goudis	49	Chief Operating Officer	2004
Brett R. Chapman	55	General Counsel and Corporate Secretary	2003
John DeSimone	44	Chief Financial Officer	2009

Michael O. Johnson is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officer and became Chairman of the Board in May 2007. Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Desmond Walsh is the Company’s President. Mr. Walsh joined the Company in January 2004 as Senior Vice President, Worldwide Distributor Sales and was promoted to Executive Vice President for Worldwide Operations and Sales in April 2008. He became President effective January 1, 2010. From 2001 to 2004, Mr. Walsh served as the Senior Vice President of the commercial division of DMX Music. Prior to DMX Music, Mr. Walsh spent five years as Vice President and General Manager of Supercomm, Inc., a subsidiary of The Walt Disney Company. Mr. Walsh also previously served in management positions at MovieQuik Systems, a division of The Southland Corporation (now 7-Eleven) and at Commtron Corporation, a leading consumer electronics and video distribution company. Mr. Walsh received his Bachelor of Laws degree from the University of London.

Richard Goudis is the Company’s Chief Operating Officer. Mr. Goudis joined the Company in June 2004 as Chief Financial Officer and was promoted to Chief Operating Officer effective January 1, 2010. Prior to Herbalife,

Mr. Goudis was the Chief Operating Officer of Rexall Sundown, a Nasdaq 100 company that was sold to Royal Numico in 2000, where he served in several positions from 1998 to 2001. After the sale to Royal Numico, Mr. Goudis had operations responsibility for all of Royal Numico’s U.S. investments, including General Nutrition Centers, Unicity International and Rexall Sundown. From 2002 to May 2004, Mr. Goudis was a partner at Flamingo Capital Partners, a firm he founded in 2002. Mr. Goudis also previously worked at Sunbeam Corporation and Pratt & Whitney. Mr. Goudis graduated from the University of Massachusetts with a degree in Accounting and he received his MBA from Nova Southeastern University.

Brett R. Chapman is the General Counsel and Corporate Secretary of the Company and has held this position since October 2003. Before joining the Company in October 2003, Mr. Chapman spent thirteen years at The Walt Disney Company, most recently as its Senior Vice President and Deputy General Counsel, with responsibility for all legal matters relating to Disney’s Media Networks Group, including the ABC Television Network, the company’s cable properties including The Disney Channel and ESPN, and Disney’s radio and internet businesses. Prior to working at The Walt Disney Company, Mr. Chapman was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Chapman received his Bachelor of Science and Master of Science in Business Administration from California State University, Northridge and his Juris Doctorate from Southwestern University School of Law.

John DeSimone is Chief Financial Officer of the Company. Mr. DeSimone joined the Company in November 2007 as Senior Vice President — Finance and was promoted to the position of Senior Vice President — Finance & Distributor Operations in December 2008. He was promoted to Chief Financial Officer effective January 1, 2010. From June 2004 through October 2007, Mr. DeSimone served as the Chief Executive Officer of Mobile Ventures, LLC (formerly known as Autoware, Inc.), an automotive aftermarket accessory distributor and retailer. Prior to working at Mobile Ventures, LLC, Mr. DeSimone previously served as the Controller, Vice President of Finance and Chief Financial Officer of Rexall Sundown, Inc., a multinational manufacturer and distributor of nutritional supplements and sports nutrition products that was publicly traded while Mr. DeSimone served as its Controller and Vice President of Finance. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

2010 Summary Compensation Table

The following table sets forth the total compensation for the fiscal years ended December 31, 2010, 2009 and 2008, of the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, each of the three other most highly compensated executive officers.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)		($)

Michael O. Johnson	2010	1,229,998	—	2,052,066	1,250,418	3,690,000	338,857		8,561,339
Chairman and Chief	2009	1,200,000	—	1,197,783	921,500	2,928,000	120,757	(4)	6,368,040
Executive Officer	2008	1,173,847	1,500,000	8,202,560	12,850,388	3,600,000	340,732	(4)	27,667,527
Desmond Walsh	2010	650,001	—	776,238	1,729,027	1,040,000	174,582		4,369,848
President	2009	575,000	—	475,177	368,622	500,250	78,551		1,997,600
	2008	517,885	—	440,471	427,350	450,000	63,386		1,889,092
Brett R. Chapman	2010	598,389	—	490,840	359,612	609,345	161,026		2,219,212
General Counsel	2009	550,000	—	352,949	273,122	412,500	75,678		1,664,249
and Corporate Secretary	2008	550,000	—	343,272	326,267	543,840	30,793		1,794,172
Richard Goudis	2010	650,001	—	821,695	1,729,027	1,040,000	186,799		4,427,522
Chief Operating	2009	606,375	—	414,056	320,872	454,781	66,446		1,862,530
Officer	2008	588,606	—	343,272	421,547	599,583	78,581		2,031,589
John DeSimone	2010	451,443	—	359,516	1,094,496	519,750	100,921		2,526,126
Chief Financial Officer

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation Discussion and Analysis — Annual Incentive Awards — Targets and Determination.”

(3)	Individual breakdowns of amounts set forth in “All Other Compensation” for 2010 are as follows:

	Deferred
	Compensation						Total All
	Plan Matching		Financial Planning	Vacation	Other	Tax	Other
	Contributions	Medical Plans	Services	Pay-out(A)	Benefits(B)	Gross-Up(C)	Compensation
Name	$	$	$	$	$	$	$

Michael O. Johnson	42,688	10,248	20,000	236,006	29,915	—	338,857
Desmond Walsh	22,429	3,771	17,143	114,906	16,333	—	174,582
Brett R. Chapman	17,693	10,248	8,177	103,273	21,635	—	161,026
Richard Goudis	22,448	10,248	11,682	109,156	26,944	6,321	186,799
John DeSimone	15,499	10,248	—	57,234	17,940	—	100,921

(A)	In 2010, the Committee decided to eliminate vacation accruals for our named executive officers and paid out the current accrued and unused vacation balance. Following that elimination, our named executive officers are entitled to take vacation on an as-available basis.

(B)	“Other Benefits” includes Company contributions with respect to each named executive officer under the Company’s Executive Long-Term Disability Plan, Executive Life Insurance Plan, Executive Health Benefits program and 401(k) Tax-Sheltered Savings Plan.

(C)	Tax gross-up provided in connection with Financial Planning Services prior to the Company’s elimination of tax gross-ups on perquisites in 2010.

(4)	Amounts previously reported for 2009 and 2008 inadvertently excluded life insurance premiums amounting to $7,975 for each year.

2010 Grants of Plan-Based Awards

The following table sets forth all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2010. For further discussion regarding the grants see “— Compensation Discussion and Analysis — Annual Incentive Awards — Long Term Incentive Awards.”

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock and
		Non-Equity Incentive Plan Awards			Stock or	Underlying	Option/SAR	Option/SAR
	Grant	Threshold	Target	Maximum	Units	Options/SARs	Awards	Awards(2)
Name	Date(1)	($)	($)	($)	(#)	(#)	($/sh)	($)

Michael O. Johnson		$1,648,200	$1,845,000	$3,690,000
	04/20/2010				17,478			45.89
	05/07/2010				27,245			45.88
	05/07/2010					66,208	45.88	18.89

Desmond Walsh			$520,000	$1,040,000
	01/04/2010					60,000	41.33	18.37
	02/26/2010				3,739			40.05
	05/07/2010				13,665			45.88
	05/07/2010					33,183	45.88	18.89

Brett R. Chapman			$338,525	$609,345
	02/26/2010				3,279			40.05
	05/07/2010				7,836			45.88
	05/07/2010					19,041	45.88	18.89

Richard Goudis			$520,000	$1,040,000
	01/04/2010					60,000	41.33	18.37
	02/26/2010				4,874			40.05
	05/07/2010				13,655			45.88
	05/07/2010					33,183	45.88	18.89

John DeSimone			$288,750	$519,750
	01/04/2010					40,000	41.33	18.37
	05/07/2010					19,041	45.88	18.89
	05/07/2010				7,836			45.88

(1)	All equity grants reflected in this table were made under the 2005 Plan.

(2)	Computed by measuring the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have entered into employment agreements and award agreements with respect to grants made under the 2005 Plan with each of Messrs. Johnson, Chapman and Goudis, certain terms of which are summarized below. A more detailed description of payments that would be due to the named executive officers in connection with certain terminations or a change in control of the Company is set forth under “— Potential Payments Upon Termination or Change in Control.”

Michael O. Johnson.  The Company and one of our subsidiaries, Herbalife International of America, Inc., or Herbalife America, entered into an executive employment agreement with Mr. Johnson effective as of March 27, 2008, or the Johnson Employment Agreement, pursuant to which he serves as the Company’s Chairman and Chief Executive Officer.

Pursuant to the Johnson Employment Agreement, Mr. Johnson currently receives an annual salary of $1,230,000. Mr. Johnson is also eligible to receive an annual cash bonus in an amount based on targets that are established annually by the Board of Directors. In addition to his salary and bonus, Mr. Johnson is also entitled to participate in or receive benefits under each benefit plan or arrangement made available to the Company’s senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America. In connection with the entry into the Johnson Employment Agreement, Mr. Johnson received a signing bonus of $1,500,000.

Brett R. Chapman.  We and Herbalife America have also entered into an executive employment agreement with Mr. Chapman effective as of July 28, 2010 and as amended on December 26, 2010, or the Chapman Employment Agreement. Pursuant to the Chapman Employment Agreement, Mr. Chapman serves as Herbalife America’s General Counsel and Corporate Secretary. Mr. Chapman’s base salary, effective June 1, 2010, is $615,500. Prior to June 1, 2010, Mr. Chapman’s base salary was $550,000. Should the Company adopt an across-the-board reduction in salaries for senior executives and its Chief Executive Officer, then Mr. Chapman’s salary shall be reduced by a percentage equal to the smallest percentage reduction imposed on any senior executive or the Chief Executive Officer, but in no case shall such reduction exceed ten percent. Pursuant to the Chapman Employment Agreement, should the Company achieve certain targets established by the compensation committee, Mr. Chapman shall be entitled to a target bonus of no less than 55% of his annual salary for the year in question. Mr. Chapman is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer.

Richard Goudis.  We and Herbalife America have also entered into an executive employment agreement with Mr. Goudis effective January 1, 2010 and as amended on December 28, 2010, or the Goudis Employment Agreement. Pursuant to the Goudis Employment Agreement, Mr. Goudis serves as Herbalife America’s Chief Operating Officer. Mr. Goudis’ base salary is $650,000. Should the Company adopt an across-the-board reduction in salaries for senior executives and its Chief Executive Officer, then Mr. Goudis’ salary shall be reduced by a percentage equal to the smallest percentage reduction imposed on any senior executive or the Chief Executive Officer, but in no case shall such reduction exceed ten percent. Pursuant to the Goudis Employment Agreement, should the Company achieve certain targets established by the compensation committee, Mr. Goudis shall be entitled to a target bonus of no less than 80% of his annual salary for the year in question. Mr. Goudis is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives excluding the Chief Executive Officer.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth equity awards of the named executive officers outstanding as of December 31, 2010.

	Options/Stock Appreciation Rights Awards						Stock Awards
	Number of	Number of					Number of		Market Value
	Securities	Securities					Shares		of Shares
	Underlying	Underlying					or Units of		or Units of
	Unexercised	Unexercised					Stock That		Stock That
	Options/SARs	Options/SARs	Exercise				Have Not		Have Not
	(#)	(#)	Price	Grant	Expiration		Vested(1)		Vested(2)
Name	Exercisable	Unexercisable	($)	Date	Date		(#)		($)

Michael O. Johnson							193,927	(7)	13,258,789
	122,061		10.56	04/03/2003	04/03/2013	(3)
	591,185		17.60	04/03/2003	04/03/2013	(3)
	591,185		24.64	04/03/2003	04/03/2013	(3)
	500,000		15.50	12/01/2004	12/01/2014	(3)
	125,000		15.00	04/27/2005	04/27/2015	(3)
	140,000		32.79	03/23/2006	03/23/2016	(3)
	145,000		40.25	05/29/2007	05/29/2017	(4)
	48,000	72,000	43.13	02/28/2008	02/28/2018	(4)
	24,000	96,000	13.64	02/27/2009	02/27/2019	(4)
		125,000	13.64	02/27/2009	02/27/2019	(5)
		66,208	45.88	05/07/2010	05/07/2020	(4)
		363,670	48.64	03/27/2008	03/27/2015	(6)
		396,120	48.64	03/27/2008	03/27/2015	(6)

Desmond Walsh	15,000		25.00	09/01/2004	09/01/2014	(3)	55,292	(8)	3,780,314
	62,500		15.50	12/01/2004	12/01/2014	(3)
	25,000		15.00	04/27/2005	04/27/2015	(3)
	17,500		32.79	03/23/2006	03/23/2016	(3)
	16,118		40.25	05/29/2007	05/29/2017	(4)
	6,000	9,000	43.13	02/28/2008	02/28/2018	(4)
	6,000	9,000	38.75	06/30/2008	06/30/2018	(4)
	4,439	17,756	13.64	02/27/2009	02/27/2019	(4)
		75,000	13.64	02/27/2009	02/27/2019	(5)
		60,000	41.33	01/04/2010	01/04/2020	(5)
		33,183	45.88	05/07/2010	05/07/2020	(4)

Brett R. Chapman		13,317	43.13	02/28/2008	02/28/2018	(4)	38,529	(9)	2,634,228
		17,756	13.64	02/27/2009	02/27/2019	(4)
		50,000	13.64	02/27/2009	02/27/2019	(5)
		19,041	45.88	05/07/2010	05/07/2020	(4)

Richard P. Goudis	1,575		32.79	03/23/2006	03/23/2016	(3)	50,753	(10)	3,469,983
		13,317	43.13	02/28/2008	02/28/2018	(4)
		3,600	43.83	08/04/2008	08/04/2018	(4)
		17,756	13.64	02/27/2009	02/27/2019	(4)
		62,500	13.64	02/27/2009	02/27/2019	(5)
		60,000	41.33	01/04/2010	01/04/2020	(5)
		33,183	45.88	05/07/2010	05/07/2020	(4)

John DeSimone		6,655	43.13	02/28/2008	02/28/2018	(4)	27,189	(11)	1,858,912
		35,800	13.64	02/27/2009	02/27/2019	(4)
		37,500	13.64	02/27/2009	02/27/2019	(5)
		40,000	41.33	01/04/2010	01/04/2020	(5)
		19,041	45.88	05/07/2010	05/07/2020	(4)

(1)	The number of shares includes dividend equivalent units that have accrued through December 31, 2010.

(2)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2010 of $68.37.

(3)	Options vest quarterly in 20 equal installments beginning on the date that is three months from the grant date.

(4)	SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(5)	SARs vest in equal installments on the third, fourth and fifth anniversary of the grant date.

(6)	These SARs were granted to Mr. Johnson in connection with his entry into the Johnson Employment Agreement in March 2008 and are referred to in this Proxy Statement as the 2008 SARs. The 2008 SARs vest on March 27, 2012, provided that, during the four years following their grant, (i) as to 363,670 SARs the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $67.33, and (ii) as to 396,120 SARs, the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $80.43. The exercise price of the 2008 SARs is $48.64 and they expire on March 27, 2015. As of December 31, 2010 these market conditions had been met as to award of 363,670 SARs but not as to the award of 396,120 SARs.

(7)	Consists of (i) 15,451 RSUs granted on February 28, 2008 that vest on February 28, 2011, (ii) 55,979 RSUs granted on March 27, 2008, of which 42,129 RSUs vest on March 27, 2011 and 13,850 RSUs vest on March 27, 2012, (iii) 30,126 RSUs granted on February 27, 2009 that vest in equal installments on the second and third anniversary of the grant date, (iv) 47,072 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date, (v) 17,703 RSUs granted on April 20, 2010 that vest in equal installments on the first, second and third anniversary of the grant date, and (vi) 27,596 RSUs granted on May 7, 2010 that vest in equal installments on the first, second and third anniversary of the grant date. The RSUs described in clause (ii), above, are referred to in this Proxy Statement as the 2008 RSUs.

(8)	Consists of (i) 1,931 RSUs granted on February 28, 2008 that vest on February 28, 2011, (ii) 1,912 RSUs granted on June 30, 2008 that vest on June 30, 2011, (iii) 5,571 RSUs granted on February 27, 2009 that vest in equal installments on the second and third anniversary of the grant date, (iv) 28,243 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date, (v) 3,804 RSUs granted on February 26, 2010 that vest in equal installments on the first and second anniversary of the grant date, and (vi) 13,831 RSUs granted on May 7, 2010 that vest in equal installments on the first, second and third anniversary of the grant date.

(9)	Consists of (i) 2,857 RSUs granted on February 28, 2008 that vest on February 28, 2011, (ii) 5,571 RSUs granted on February 27, 2009 that vest in equal installments on the second and third anniversary of the grant date, (iii) 18,828 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date, (iv) 3,336 RSUs granted on February 26, 2010 that vest in equal installments on the first and second anniversary of the grant date, and (v) 7,937 RSUs granted on May 7, 2010 that vest in equal installments on the first, second and third anniversary of the grant date.

(10)	Consists of (i) 2,857 RSUs granted on February 28, 2008 that vest on February 28, 2011, (ii) 5,571 RSUs granted on February 27, 2009 that vest in equal installments on the second and third anniversary of the grant date, (iii) 23,535 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date, (iv) 4,959 RSUs granted on February 26, 2010 that vest in equal installments on the first and second anniversary of the grant date, and (v) 13,831 RSUs granted on May 7, 2010 that vest in equal installments on the first, second and third anniversary of the grant date.

(11)	Consists of (i) 1,428 RSUs granted on February 28, 2008 that vest on February 28, 2011, (ii) 3,703 RSUs granted on February 27, 2009 that vest in equal installments on the second and third anniversary of the grant date, (iv) 14,121 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date, and (v) 7,937 RSUs granted on May 7, 2010 that vest in equal installments on the first, second and third anniversary of the grant date.

2010 Option Exercises and Stock Vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Michael O. Johnson	488,247	20,655,899	78,946	3,457,184
Desmond Walsh	80,500	4,397,102	7,522	330,263
Brett R. Chapman	154,233	3,961,855	7,139	306,587
Richard Goudis	334,225	13,588,982	7,139	306,587
John DeSimone	43,388	1,408,129	6,855	386,522

2010 Non-Qualified Deferred Compensation Table

The following table sets forth all non-qualified deferred compensation of the named executive officers for the fiscal year ended December 31, 2010 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, or the Senior Executive Plan.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)	($)	($)(3)

Michael O. Johnson	42,689	42,689	28,840	—	797,925
Desmond Walsh	275,783	22,429	66,846	403,084	408,383
Brett R. Chapman	17,693	17,693	675	—	36,060
Richard Goudis	32,069	22,448	35,120	47,132	212,520
John DeSimone	44,284	15,499	6,295	—	66,078

(1)	All amounts are also reported as compensation in “Salary” in the “2010 Summary Compensation Table.”

(2)	All amounts are also reported as compensation in “All Other Compensation — Deferred Compensation Plan Matching Contributions” in the “2010 Summary Compensation Table.”

(3)	The following amounts, which are included in the Aggregate Balances at Last FYE, have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $683,708 for Mr. Johnson, $446,409 for Mr. Walsh and $170,016 for Mr. Goudis.

Non-Qualified Deferred Compensation Plans.  We maintain the Senior Executive Plan, which is applicable to eligible employees at the rank of Senior Vice President and higher. The Senior Executive Plan was amended and restated effective January 1, 2001.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 50% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions, or Matching Contributions, on behalf of each participant in the Senior Executive Plan, which Matching Contributions are 100% vested at all times.

Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the Matching Contributions is to be determined by us in our discretion. Effective January 1, 2003, the Matching Contribution was set to 3% of a participant’s annual base salary and has remained 3% through 2010.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and Matching Contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the Matching Contributions, if any, attributable thereto plus earnings, and shall be payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential Payments Upon Termination or Change in Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2010 based upon the closing price of a Common Share on the NYSE on December 31, 2010 of $68.37, given the named executive officers’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the named executive officers would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2010 Non-Qualified Deferred Compensation” table.

As of December 31, 2010, the Company had entered into employment agreements with each of Messrs. Johnson, Chapman and Goudis and a severance agreement with Mr. Walsh, each as described in more detail below. In addition to the employment agreements with Messrs. Johnson, Chapman and Goudis, the Company has also entered into award agreements governing the equity-based compensation awards (including stock options, SARs and RSUs) granted to each of Messrs. Johnson, Chapman and Goudis.

Michael O. Johnson

Pursuant to the Johnson Employment Agreement, upon termination of Mr. Johnson’s employment by Herbalife America for Cause, or by Mr. Johnson without Good Reason, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, but, not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

If Mr. Johnson dies or if his employment is terminated as a result of his disability, in addition to his accrued benefits, he will be entitled to receive a pro rata bonus payment for the year of termination based on the Company’s actual results for the entire year. In addition, following a termination of employment by reason of Mr. Johnson’s death or disability, Mr. Johnson and/or his spouse will be eligible to receive retiree medical benefits until the age of 65 without regard as to whether Mr. Johnson was employed by the Company for at least four years following the effective date of the Johnson Employment Agreement.

For the term of the Johnson Employment Agreement, we provide a ten-year fixed premium term life insurance policy in the amount of $10 million. Mr. Johnson designates both the owner and beneficiary of this policy. After the expiration of the term, Mr. Johnson may elect to continue coverage under such policy at his own cost.

Upon termination of Mr. Johnson’s employment by Herbalife America without Cause, or by Mr. Johnson for Good Reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two times the sum of his then-current salary and “bonus level” (defined as two times his then-current salary), which in total would be currently equal to $7,380,000, payable in a lump sum due within 60 days of termination. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to the Company’s Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Johnson may not trade in the Company’s Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Johnson will be paid an additional lump sum amount equal to $250,000. Mr. Johnson will also be eligible to receive outplacement services for up to six months paid for by the Company in an amount not to exceed $20,000. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Johnson must execute a general release of claims.

Upon the occurrence of a Change of Control, 50% of all unvested stock options, SARs and RSUs granted to Mr. Johnson (other than the 2008 RSUs and 2008 SARs) shall immediately vest; however, the compensation committee may, in its sole discretion, accelerate the vesting of additional stock options, SARs and RSUs upon the occurrence of a Change of Control. Should Mr. Johnson’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options, SARs and RSUs (other than the 2008 RSUs and 2008 SARs) shall vest as of the effective date of the termination. If Mr. Johnson’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs (other than the 2008 RSUs and 2008 SARs) will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs (other than the 2008 RSUs and 2008 SARs) shall be forfeited upon the termination of Mr. Johnson’s employment with the Company.

The 2008 SARs are subject to full vesting acceleration upon the occurrence prior to March 18, 2012 of a Change of Control or a termination of Mr. Johnson’s employment by the Company without Cause, by Mr. Johnson for Good Reason or as a result of Mr. Johnson’s death or disability, in each case, subject to the achievement by the Company prior to such event (or, with respect to a Change of Control, as a result of such event) of an alternate price performance target. For 363,670 of the 2008 SARs, this alternate price performance target had been achieved as of December 31, 2010. For 396,120 of the 2008 SARs, this alternate price performance target will be achieved if the closing Company’s share price exceeds $80.43 for a period of 30 consecutive trading days.

The 2008 RSUs are subject to full vesting acceleration upon the occurrence of a “change in control” (as defined in Section 409A of the Code), as well as upon the termination of Mr. Johnson’s employment due to his death or disability. The 2008 RSUs are subject to partial vesting upon Mr. Johnson’s termination by the Company without Cause or by Mr. Johnson for Good Reason, as follows: (i) the portion of the unvested RSUs that would have become vested on the next vesting date following termination will vest, pro rata, based upon the number of months Mr. Johnson was employed between the last vesting date (or the grant date, as applicable) and the next vesting date; (ii) if the termination date is on or prior to the second anniversary of the grant date, an additional number of unvested RSUs will vest equal to 50% of the then-remaining unvested RSUs (determined after applying clause (i)); (iii) if the termination date is after the second anniversary of the grant date but on or prior to the third anniversary of the grant date, an additional number of unvested RSUs will vest equal to 75% of the then-remaining unvested RSUs (determined after applying clause (i)); and (iv) if the termination date is after the third anniversary of the grant date, all of the unvested RSUs shall vest.

In the event that Mr. Johnson becomes entitled to payments and/or benefits under the Johnson Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Code, the Company shall pay Mr. Johnson additional amounts so as to bear the full burden of that excise tax. In addition, if Mr. Johnson remains employed by the Company for at least four years following the effective date of the Johnson Employment Agreement, following his subsequent termination of employment for any reason other than for Cause, Mr. Johnson and his spouse will be entitled to continued medical benefits under a Company-provided medical plan until they reach age 65.

Desmond Walsh

We entered into a severance agreement with Desmond Walsh, or the Walsh Severance Agreement, on June 11, 2010, through our subsidiary Herbalife America. Pursuant to the Walsh Severance Agreement, if Mr. Walsh is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount is currently equal to $1,300,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Walsh with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Walsh is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Walsh is reemployed, or for a period of two years, whichever occurs first. If Mr. Walsh is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Walsh must execute a general release of claims.

Upon the occurrence of a Change of Control, 50% of all unvested stock options, SARs and RSUs granted to Mr. Walsh shall immediately vest. Effective February 23, 2011, Mr. Walsh’s severance agreement was amended to provide that 100% of his unvested stock options, SARs and RSUs would vest upon the occurrence of a Change of

Control. If Mr. Walsh’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Walsh’s employment with the Company.

Brett R. Chapman

Pursuant to the Chapman Employment Agreement, if Mr. Chapman is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount is currently equal to $1,231,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Chapman with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Chapman is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Chapman is reemployed, or for a period of two years, whichever occurs first. If Mr. Chapman is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Chapman must execute a general release of claims.

Upon the occurrence of a Change of Control, 100% of all unvested stock options, SARs and RSUs granted to Mr. Chapman shall immediately vest. Should Mr. Chapman’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Chapman’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Chapman’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Chapman’s employment with the Company.

Richard Goudis

Pursuant to the Goudis Employment Agreement, if Mr. Goudis is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount is currently equal to $1,300,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Goudis with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Goudis is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Goudis is reemployed, or for a period of two years, whichever occurs first. If Mr. Goudis is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Goudis must execute a general release of claims.

Upon the occurrence of a Change of Control, 100% of all unvested stock options, SARs and RSUs granted to Mr. Goudis shall immediately vest. Should Mr. Goudis’ employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Goudis’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Goudis’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Goudis’s employment with the Company.

Definitions

For the purposes of the Johnson Employment Agreement, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate Mr. Johnson in the event of any of the following circumstances: (i) Mr. Johnson’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Mr. Johnson’s substantial and repeated failure to attempt to perform his lawful duties as contemplated in the Johnson Employment Agreement, except during periods of physical or mental incapacity; (iii) Mr. Johnson’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of the Johnson Employment Agreement or any material breach of any other written agreement between Mr. Johnson and the Company’s affiliates governing his equity compensation arrangements (i.e., any agreement with respect to Mr. Johnson’s stock and/or stock options of any of the Company’s affiliates); provided, however, that Mr. Johnson shall not be deemed to have been terminated for Cause in the case of clauses (ii), (iii) or (iv) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Mr. Johnson of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	Mr. Johnson will be deemed to have a “Good Reason” to terminate his employment if, without Mr. Johnson’s consent, any of the following circumstances occur, unless such circumstances are fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the Company of Mr. Johnson’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) an adverse change in Mr. Johnson’s title as CEO of Herbalife America or the Company, Mr. Johnson’s involuntary removal from the Board, or failure of Mr. Johnson to be elected to the Board at any time during the term of the Johnson Employment Agreement; (ii) a substantial diminution in Mr. Johnson’s duties, responsibilities or authority for the Company, taken as a whole (except during periods when Mr. Johnson is unable to perform all or substantially all of his duties or responsibilities as a result of his illness (either physical or mental) or other incapacity); (iii) a change in location of the Company’s chief executive office to a location more than 50 miles from its current location; (iv) any other material breach of the Johnson Employment Agreement; or (v) the failure by any successor to the Company to assume in writing the Company’s obligations under the Johnson Employment Agreement. Mr. Johnson shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a notice of termination within sixty (60) calendar days immediately following his knowledge of the circumstances constituting Good Reason.

For the purposes of the summaries of the Walsh Severance Agreement, the Chapman Employment Agreement and the Goudis Employment Agreement, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material diminution of Executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

For the purposes of the summaries of the Johnson, Chapman and Goudis Employment Agreements and the Walsh Severance Agreement, as well as the 2005 Plan (other than with respect to the treatment of Mr. Johnson’s 2008 RSUs):

•	a “Change of Control” means: (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2005 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2005 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

The table below sets forth the estimated value of the potential payments to each of Messrs. Johnson, Walsh, Chapman and Goudis, assuming the executive’s employment had terminated on December 31, 2010 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments. No other named executive officer is entitled to the benefits described in the table.

	Termination	Termination
	without Cause or	without Cause or	Termination	Change
	with Good Reason	with Good Reason	without Cause when	in Control
	not in connection with	in connection with	Mr. Johnson is	(without	Death or
Name	a Change of Control	a Change of Control	no longer CEO	termination)	Disability

Michael O. Johnson
Severance(1)	$7,380,000	$7,380,000	—	—	—
Bonus(2)	$3,690,000	$3,690,000	—	—	$3,690,000
Equity Acceleration(3)	$10,045,672	$35,835,626	—	$23,419,060	$35,835,626
Outplacement Service	$20,000	$20,000	—	—	—
Medical Coverage	$167,400	$167,400	—	—	$167,400
Trading Blackout Payment(4)	$250,000	$250,000	—	—	—
Excise Tax Gross-up(5)	—	—	—	—	—
Life Insurance	—	—	—	—	$11,000,000
Desmond Walsh
Severance(1)	$1,300,000	$1,300,000	—	—	—
Bonus(2)	$1,040,000	$1,040,000	—	—	$1,040,000
Equity Acceleration(3)	—	$5,859,775	—	$5,859,775	$11,719,549
Outplacement Service	$20,000	$20,000	—	—	—
Medical Coverage	$7,509	$7,509	—	—	—
Life Insurance	—	—	—	—	$1,000,000
Brett R. Chapman
Severance(1)	$1,231,000	$1,231,000	$1,231,000	—	—
Bonus(2)	$609,345	$609,345	$609,345	—	$609,345
Equity Acceleration(3)	—	$7,107,072	$3,553,536	$7,107,072	$7,107,072
Outplacement Service	$20,000	$20,000	$20,000	—	—
Medical Coverage	$20,463	$20,463	$20,463	—	—
Life Insurance	—	—	—	—	$1,000,000
Richard P. Goudis
Severance(1)	$1,300,000	$1,300,000	$1,300,000	—	—
Bonus(2)	$1,040,000	$1,040,000	$1,040,000	—	$1,040,000
Equity Acceleration(3)	—	$10,655,681	$5,327,840	$10,655,681	$10,655,681
Outplacement Service	$20,000	$20,000	$20,000	—	—
Medical Coverage	$20,463	$20,463	$20,463	—	—
Life Insurance	—	—	—	—	$1,000,000

(1)	Based on salary as of December 31, 2010.

(2)	Represents bonus amounts earned in 2010, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2010 Summary Compensation Table.” Per the terms of his employment agreement or his severance agreement, as the case may be, as described above, upon a termination of his employment by the Company without Cause or by him with Good Reason, or due to death or disability, each of Messrs. Johnson, Walsh, Chapman and Goudis is entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Messrs. Chapman and Goudis are also entitled to a pro rata bonus upon a termination due to retirement.

(3)	Accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 31, 2010 of $68.37, and, for stock options and SARs, the difference between $68.37 and the exercise or base price of the award.

(4)	Payment made if termination occurs during a “trading blackout” or a “quiet period” with respect to Common Shares.

(5)	If the “parachute payment” (including any termination payments and the value of accelerated equity) is greater than three times the average W-2 reported compensation for the executive for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times such average W-2 reported compensation. Under the employment agreements with Mr. Johnson, he will be entitled to reimbursement for any excise taxes imposed as well as a gross-up payment equal to any income, payroll and excise taxes payable by him as a result of the reimbursement for the excise taxes. For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2006 through 2010 and annualized for the year in which the executive commenced employment with the Company (if after 2002). In addition, Mr. Johnson was assumed to be subject to the maximum federal and state income and other payroll taxes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Herbalife Common Shares as of February 28, 2011, of (1) each director or director nominee, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of Herbalife’s outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

	Amount and
	Nature of	Percentage
	Beneficial	Ownership
Name of Beneficial Owner	Ownership	(1)

Non-Management Directors and Nominees
Leroy T. Barnes, Jr.(2)**	35,132	*
Richard P. Bermingham(3)**	41,732	*
Carole Black	—	—
Pedro Cardoso(4)**	2,032	*
Murray H. Dashe(5)**	12,708	*
Jeffrey T. Dunn(6)**	3,905	*
Lawrence M. Higby(7)**	29,550	*
Michael Levitt	—	—
Colombe M. Nicholas(8)**	28,232	*
John Tartol(9)**	233,748	*
Named Executive Officers
Michael O. Johnson(10)**	2,571,668	4.2%
Desmond Walsh(11)**	161,385	*
Brett R. Chapman(12)**	29,020	*
Richard Goudis(13)**	35,637	*
John DeSimone(14)**	12,988	*
All Directors and Executive Officers as a Group (22 persons)	3,504,058	5.7%
Greater than 5% Beneficial Owners
FMR LLC(15)	8,978,407	15.2%

*	Less than 1%

**	c/o Herbalife International, Inc., 800 W. Olympic Blvd, Suite 406, Los Angeles, California 90015.

(1)	Applicable percentage of ownership is based upon 59,090,332 Common Shares outstanding as of February 28, 2011, and the relevant number of Common Shares issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of February 28, 2011. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)	Includes 34,311 SARs equivalent to 26,327 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(3)	Includes 7,500 options to purchase Common Shares which are exercisable and 34,311 SARs equivalent to 26,327 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(4)	Includes 4,899 SARs equivalent to 2,032 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(5)	Includes 19,187 SARs equivalent to 12,708 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(6)	Includes 6,984 SARs equivalent to 3,005 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(7)	Includes 36,504 SARs equivalent to 28,550 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(8)	Includes 34,311 SARs equivalent to 26,328 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(9)	Represents (i) 225 Common Shares held in custodial accounts for the benefit of Mr. Tartol’s three children of which Mr. Tartol disclaims beneficial ownership of 75 Common Shares except to the extent of his pecuniary interest therein; (ii) 53,130 Common Shares held by the Tartol Enterprises Profit Sharing Plan, for which Mr. Tartol is the trustee; (iii) 178,361 Common Shares held by Carhill Holdings, Inc., a corporation for which Mr. Tartol acts as a consultant only, and accordingly disclaims beneficial ownership of such Common Shares; and (iv) 4,899 SARs equivalent to 2,032 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(10)	Includes 1,929,431 options to purchase Common Shares which are exercisable and 453,000 SARs equivalent to 245,663 Common Shares which have vested or will vest and become exercisable, and 51,268 RSUs with restrictions that will lapse and be paid in Common Shares, in each case within 60 days of February 28, 2011.

(11)	Includes 102,500 options to purchase Common Shares which are exercisable and 63,496 SARs equivalent to 35,141 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(12)	Includes 17,756 SARs equivalent to 9,657 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(13)	Includes 19,331 SARs equivalent to 10,573 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(14)	Includes 15,605 SARs equivalent to 10,387 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2011.

(15)	The information regarding the beneficial ownership of FMR LLC is based on the Schedule 13G filed jointly with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2011. According to this Schedule 13G, each of FMR LLC and Edward C. Johnson 3d has (i) sole power to vote 664,926 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 8,978,407 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for each of FRM LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, MA 02109.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has several written policies applicable to the review and approval of related party transactions. Pursuant to the Audit Committee Charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy generally prohibits any Company employee from conducting any activity that is or could be construed as a conflict with the Company’s interests or as an interference with the employee’s duty to serve the Company at all times to the best of his or her ability. Pursuant to that policy, any related party transaction involving employees, including executive officers, must be reviewed and approved by both the Company’s legal and internal audit departments.

Registration Rights Agreement

Michael O. Johnson, our Chairman and Chief Executive Officer, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson, may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of Directors and Officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2010 Revision), or the Statute, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Memorandum and Articles of Association. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act, that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2010.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to Herbalife Ltd., c/o Herbalife International, Inc., Assistant Corporate Secretary, 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015, or by calling the Assistant Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Shareholder Nominations

Your attention is drawn to Articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered offices of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the

Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder Proposals for the 2012 Annual General Meeting

Pursuant to the Memorandum and Articles of Association, for a shareholder to bring a matter before the 2012 annual general meeting, the business must be legally proper and written notice of shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2012 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 18, 2011. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Codes of Business Conduct and Ethics and Principles of Corporate Governance

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” or in print to any shareholder who requests it, as set forth below under “Annual Report, Financial and Additional Information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website at www.Herbalife.com.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2010 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. A copy of the Company’s Annual Report on Form 10-K will be made available with and, to each shareholder of record on the Record Date who requests such materials, mailed concurrently with, this Proxy Statement.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” and “SEC Filings” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations
Herbalife Ltd.
c/o Herbalife International, Inc.
800 W. Olympic Blvd.
Suite 406
Los Angeles, California 90015

OTHER MATTERS

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

BRETT R. CHAPMAN
General Counsel and Corporate Secretary

Dated: March 17, 2011

APPENDIX A

PROPOSED AMENDMENT TO HERBALIFE LTD. AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

Section 6(a) and Section 6(b) of the Plan shall read in their entirety as follows (new language underlined; replaced language in ~~strikethrough~~):

6.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Common Shares issuable pursuant to all Awards shall equal 7,900,000 ~~4,700,000~~ plus (i) any Common Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date, remain available for issuance under the Prior Plan (not including any Common Shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plan or any Common Shares that prior to the Effective Date were issued pursuant to awards granted under the Prior Plan) and (ii) any Common Shares subject to awards granted under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash. Any Common Shares granted as Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) share granted. Any Common Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and six-tenths (2.6) ~~one and one-half (1.5)~~ shares for every one (1) share granted. The aggregate number of Common Shares available for grant under this Plan, the number of Common Shares subject to outstanding Awards, and the number of Common Shares set forth in the proviso of the preceding sentence shall be subject to adjustment as provided in Section 12. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.  Common Shares subject to an Award or to an award under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash shall be available for subsequent Awards under this Plan. Any Common Shares that again become available for grant pursuant to this Article 6 shall be added back as one (1) Common Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and as two and six-tenths (2.6) ~~one and one-half (1.5)~~ Common Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plan. Shares subject to Options or Stock Appreciation Rights that are exercised shall not be available for subsequent awards. The following transactions involving Common Shares will not result in additional Common Shares becoming available for subsequent Awards under this Plan: (i) Common Shares tendered or withheld in payment of an Option; (ii) Common Shares withheld or tendered for taxes; (iii) Common Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right; or (iv) Common Shares repurchased on the open market with the proceeds of an Option exercise.

A-1

APPENDIX B

HERBALIFE LTD.
SHAREHOLDERS RESOLUTION

It is proposed THAT from the Effective Time, the Company’s outstanding Common Shares be subject to a stock split at a ratio of two-for-one (2:1) by:

(a)	the authorized share capital of the Company being amended by the subdivision of 500,000,000 Common Shares of a nominal or par value of US$0.002 each, into 1,000,000,000 Common Shares of a nominal or par value of US$0.001 each; and

(b)	each issued and outstanding Common Share of a nominal or par value of US$0.002 each, being subdivided into two (2) Common Shares of a nominal or par value of US$0.001 each.

The Effective Time for the purposes of the above resolution is May 10, 2011.

B-1

APPENDIX C

HERBALIFE LTD.
EXECUTIVE INCENTIVE PLAN

1.  Purpose.  The purpose of this Herbalife Ltd. Executive Incentive Plan (the “Plan”) is to enable Herbalife Ltd. (the “Company”) to attract, motivate, reward and retain its executive officers by providing such individuals with incentive compensation based upon the success of the Company.

2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” means an opportunity granted to a Participant under Section 5 to receive an amount under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Certification” shall have the meaning set forth in Section 5(c).

(d) “Chief Executive Officer” means the chief executive officer of the Company, or the person performing the function of the principal executive office of the Company, as of the end of the year.

(e) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

(f) “Committee” means the Compensation Committee of the Board, or such other committee of the Board as may from time to time be designated by the Board to administer the Plan pursuant to Section 4.

(g) “Covered Employee” means, with respect to any year, the Chief Executive Officer, any other executive of the Company or of any Subsidiary who is a “covered employee” within the meaning of Section 162(m) of the Code, or any successor provision thereto, and any other executive of the Company.

(h) “Maximum Payment” shall have the meaning set forth in Section 5(b).

(i) “Participant” means any executive of the Company or of a Subsidiary of the Company selected by the Committee pursuant to Section 5(a) to receive an Award under this Plan with respect to any given Year. A Participant may be a person who becomes an executive during the Year.

(j) “Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, volume points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service.

(k) “Shares” means the Company’s common shares, par value $.001, or a stock-based award, issued pursuant to and subject to the limitations of the Herbalife Ltd. 2004 Stock Incentive Plan or another stockholder-approved plan of the Company.

(l) “Subsidiary” means any corporation of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock.

(m) “Year” means a fiscal year.

3.  Eligibility.  The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer and such other Participants as shall be selected from time to time by the Committee.

4.  Administration.

(a) Composition of the Committee.  The Plan shall be administered by the Committee, as appointed from time to time. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote at a meeting or unanimous written consent. The Committee shall consist of two or more directors, each of whom is an “outside director” as such term is defined under Section 162(m) of the Code.

(b) Powers of the Committee.  The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms of an Award and whether an Award shall be paid in cash or Shares, not inconsistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) certify whether and the extent to which Performance Criteria have been satisfied in respect of a Year; (v) interpret and administer the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (vii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c) Decisions of the Committee.  All decisions, determinations and interpretations by the Committee regarding the Incentive Plan shall be final and binding on all covered individuals who are participants under the Incentive Plan. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A covered individual or other person claiming any benefits under the Incentive Plan may contest a decision or action by the Committee with respect to such person or an actual or potential incentive under the Incentive Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

(d) Delegation of Authority.  To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to a subcommittee or to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

5.  Awards

(a) Establishment of Incentive Program.  Not later than 90 days after the commencement of each Year, the Committee may establish, in writing, the incentive program under this Plan for the Year by determining the performance bonus amount payable to each Participant pursuant to an Award under this Plan, which amount shall be based on one or more Performance Criteria and/or the level of achievement with respect thereto. The Committee shall for each Year, within such 90-day period, select (i) the target bonus amount for each Participant, (ii) the relevant Performance Criteria and their respective targets and (iii) the bonus amounts payable depending upon if and the extent to which the targets for such Performance Criteria are realized. In its sole discretion, the Committee may also reduce, but may not increase, an individual’s incentive calculated under an Award.

(b) Maximum Payment for Covered Employees.  Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under an Award to any Covered Employee for any Year (such amount, the “Maximum Payment”) shall not exceed $5,000,000.

(c) Certification.  As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, if and the extent to which the Performance Criteria have been satisfied as and to the extent required by Section 162(m) of the Code (the “Certification”).

(d) Payment of Awards.  Following the Certification, the Committee shall determine the amount, if any, actually to be paid under an Award to a Participant. The amount payable to a Covered Employee shall not exceed the Maximum Payment. The actual amount of the Award determined by the Committee for a Year shall be paid to each Participant at such time as determined by the Committee in its discretion. Awards shall be paid in cash or, in the Committee’s discretion, in Shares, or any combination thereof.

6. Generally Applicable Provisions

(a) Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan in whole or in part and, if suspended or terminated, may reinstate any or all of its provisions, except that without the consent of the Participant, no amendment, suspension or termination of the Plan shall be made which materially adversely affects Awards previously made to the Participant. Notwithstanding the foregoing, no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective in the absence of action by the shareholders of the Company.

(b) Section 162(m) of the Code.  Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards to Covered Employees.

(c) Section 409A of the Code.  This Plan is not intended to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and shall be administered and interpreted to ensure that no Award under the Plan provides for a “deferral of compensation” within the meaning of Section 409A of the Code.

(d) Tax Withholding.  The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

(e) Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(f) Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(g) Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(h) Construction.  All references in the Plan to “Section” or “Sections,” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(i) Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

(j) Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

(k) Effective Date of Plan.  The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares voting at a duly constituted meeting of the shareholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

(l) Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time on April 27, 2011, the day preceding the date of the shareholder meeting. INTERNET http://www.proxyvoting.com/hlf Use the Internet to vote your proxy. HERBALIFE LTD. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Fulfillment 91256 91374 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” Please mark your votes as indicated in this example X PROPOSALS 2, 3, 4, 6 AND 7. FOR WITHHOLD *EXCEPTIONS 1. ELECTION OF DIRECTORS ALL FOR ALL FOR AGAINST ABSTAIN Nominees: 2. Vote to approve an amendment to the Company’s Amended and Restated 2005 Stock 01 Michael O. Johnson Incentive Plan to increase the authorized number of Common Shares issuable thereunder 02 John Tartol by 3,200,000 and to provide that full value awards will be counted at a 2.6:1 premium 03 Carole Black factor against the remaining available share pool 04 Michael J. Levitt 3. Vote to effect a two-for-one stock split of the Company’s Common Shares 4. Vote to advise as to the Company’s executive compensation (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) 1 year 2 years 3 years Abstain *Exceptions 5. Vote to advise as to the frequency of shareholder advisory votes on the Company’s executive compensation FOR AGAINST ABSTAIN 6. Vote to ratify the appointment of the Company’s independent registered public accountants for fiscal 2011 7. Vote to re-approve the performance goals under the Herbalife Ltd. Executive Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code Mark Here for Address Change RESTRICTED AREA — SCAN LINE or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116 SIGNATURE:

You can now access your Herbalife Ltd. account online. Access your Herbalife Ltd. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Herbalife Ltd., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/hlf FOLD AND DETACH HERE PROXY HERBALIFE LTD. Annual General Meeting of Shareholders — April 28, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Michael O. Johnson and Brett R. Chapman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the Common Shares of Herbalife Ltd. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held April 28, 2011 at 8:00 a.m. Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 RESTRICTED AREA — SCAN LINE Fulfillment (Continued and to be marked, dated and signed, on the other side) 91256 91374 RESTRICTED AREA — SIGNATURE LINES